EXHIBIT 99.2
Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations
The following information is provided in connection with, and should be read in conjunction with, the consolidated financial statements and notes thereto included in Item 8, "Financial Statements and Supplementary Data." We operate on a fiscal year ending on April 30. The following discussion and analysis is for the fiscal year ended April 30, 2013.
Overview
We are a self-advised equity real estate investment trust engaged in owning and operating income-producing real properties. Our investments include multi-family residential properties and commercial properties located primarily in the upper Midwest states of Minnesota and North Dakota. Our properties are diversified in property type and location. As of April 30, 2013, our real estate portfolio consisted of 87 multi-family residential properties containing 10,280 apartment units and having a total real estate investment amount net of accumulated depreciation of $519.3 million, and 182 commercial properties containing approximately 12.4 million square feet of leasable space and having a total real estate investment amount net of accumulated depreciation of $1.1 billion.
Our primary source of income and cash is rents associated with multi-family residential and commercial leases.  Our business objective is to increase shareholder value by employing a disciplined investment strategy.  This strategy is focused on growing assets in desired geographical markets, achieving diversification by property type and location, and adhering to targeted returns in acquiring properties. We have paid quarterly distributions continuously since our first distribution in 1971.
Critical Accounting Policies
Set forth below is a summary of the accounting policies that management believes are critical to the preparation of the consolidated financial statements included in this Annual Report on Form 10-K.
Real Estate. Real estate is carried at cost, net of accumulated depreciation, less an adjustment for impairment, if any. Depreciation requires an estimate by management of the useful life of each property as well as an allocation of the costs associated with a property to its various components. As described further below, the process of allocating property costs to its components involves a considerable amount of subjective judgments to be made by Company management. If the Company does not allocate these costs appropriately or incorrectly estimates the useful lives of its real estate, depreciation expense may be misstated. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets. The Company uses a 20-40 year estimated life for buildings and improvements and a 5-12 year estimated life for furniture, fixtures and equipment. Maintenance and repairs are charged to operations as incurred. Renovations and improvements that improve and/or extend the useful life of the asset are capitalized over their estimated useful life, generally five to ten years.
Upon acquisitions of real estate, the Company assesses the fair value of acquired tangible assets (including land, buildings and personal property), which is determined by valuing the property as if it were vacant, and considers whether there were significant intangible assets acquired (for example, above-and below-market leases, the value of acquired in-place leases, and tenant relationships) and assumed liabilities, and allocates the purchase price based on these assessments. The as-if-vacant value is allocated to land, buildings, and personal property based on management's determination of the relative fair value of these assets. Techniques used to estimate fair value include discounted cash flow analysis and reference to recent sales of comparable properties. Estimates of future cash flows are based on a number of factors including the historical operating results, known trends, and market/economic conditions that may affect the property. Land value is assigned based on the purchase price if land is acquired separately, or based on a relative fair value allocation if acquired in a merger or in a portfolio acquisition.
Other intangible assets acquired include amounts for in-place lease values that are based upon the Company's evaluation of the specific characteristics of the leases. Factors considered in the fair value analysis include an estimate of carrying costs and foregone rental income during hypothetical expected lease-up periods, considering current market conditions, and costs to execute similar leases. The Company also considers information about each property obtained during its pre-acquisition due diligence, marketing and leasing activities in estimating the relative fair value of the tangible and intangible assets acquired.
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The Company follows the real estate project costs guidance in ASC 970, Real Estate – General, in accounting for the costs of development and re-development projects. As real estate is undergoing development or redevelopment, all project costs directly associated with and attributable to the development and construction of a project, including interest expense and real estate tax expense, are capitalized to the cost of the real property. The capitalization period begins when development activities and expenditures begin and ends upon completion, which is when the asset is ready for its intended use. Generally, rental property is considered substantially complete and ready for its intended use upon completion of tenant improvements (in the case of commercial properties) or upon issuance of a certificate of occupancy (in the case of multi-family residential properties). General and administrative costs are expensed as incurred.
Property sales or dispositions are recorded when title transfers and sufficient consideration is received by the Company and the Company has no significant continuing involvement with the property sold.
Real Estate Held For Sale.  Real estate held for sale is stated at the lower of its carrying amount or estimated fair value less disposal costs. Depreciation is not recorded on assets classified as held for sale.
The application of current accounting principles that govern the classification of any of our properties as held-for-sale on the balance sheet requires management to make certain significant judgments. The Company makes a determination as to the point in time that it is probable that a sale will be consummated. It is not unusual for real estate sales contracts to allow potential buyers a period of time to evaluate the property prior to formal acceptance of the contract. In addition, certain other matters critical to the final sale, such as financing arrangements, often remain pending even upon contract acceptance. As a result, properties under contract may not close within the expected time period, or may not close at all. Due to these uncertainties, it is not likely that the Company can meet the criteria of the current accounting principles governing the classification of properties as held-for-sale prior to a sale formally closing. Therefore, any properties categorized as held-for-sale represent only those properties that management has determined are probable to close within the requirements set forth in current accounting principles.
The Company reports, in discontinued operations, the results of operations and the related gains or losses of a property that has either been disposed of or is classified as held for sale and otherwise meets the classification of a discontinued operation.
Impairment.  The Company's long-lived assets are reviewed for impairment when and if events or changes in circumstances or triggering events (such as adverse market conditions, including conditions resulting from an ongoing economic recession) indicate that the cost of a long lived asset might not be recoverable. Judgments regarding existence of impairment indicators are based on factors such as operational performance, market conditions, expected holding period of each asset and events that occur that affect the financial strength of significant tenants of the assets, including tenants who have filed for bankruptcy.  For long-lived assets in which a triggering event has been identified, the Company compares the expected future undiscounted cash flows for the long-lived asset against the carrying amount of the asset, including any associated intangibles, subject to evaluation. The evaluation of undiscounted cash flows is subjective and reflects assumptions regarding current market conditions relative to the long-lived asset being evaluated, such as future occupancy, rental rates and capital requirements that could differ materially from actual results. A worsening real estate market may cause the Company to re-evaluate the assumptions used in our impairment analysis. If the undiscounted cash flows plus reversion are less than the asset's carrying value, impairment is recorded based on the estimated fair value (typically based on a current independent appraisal) of the long-lived asset in comparison to its carrying value. The results of the Company's evaluation of impairment analysis could be material to the Company's financial statements.
Allowance for Doubtful Accounts. The Company periodically evaluates the collectibility of amounts due from tenants and maintains an allowance for doubtful accounts (approximately $563,000 as of April 30, 2013) for estimated losses resulting from the inability of tenants to make required payments under their respective lease agreements. The Company also maintains an allowance for deferred rents receivable arising from the straight-lining of rents (approximately $830,000 as of April 30, 2013) and from mortgage loans ($0 as of April 30, 2013). The straight-lining of rents receivable arises from earnings recognized in excess of amounts currently due under lease agreements. Management exercises judgment in establishing these allowances and considers payment history and current credit status in developing these estimates. If estimates differ from actual results this would impact reported results.
Revenue Recognition - The Company has the following revenue sources and revenue recognition policies:
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•	Base Rents - income arising from tenant leases. These rents are recognized over the non-cancelable term of the related leases on a straight-line basis, which includes the effects of rent increases and abated rent under the leases. Certain leases provide for tenant occupancy during periods for which no rent is due or where minimum rent payments increase during the term of the lease. Rental revenue is recorded for the full term of each lease on a straight-line basis. Accordingly, the Company records a receivable from tenants for rents that it expects to collect over the remaining lease term as deferred rents receivable. When the Company acquires a property, the term of the existing leases is considered to commence as of the acquisition date for the purposes of this calculation. Revenue recognition is considered to be critical because the evaluation of the reliability of such deferred rents receivable involves management's assumptions relating to such tenant's viability.
•	Percentage Rents - income arising from retail tenant leases which are contingent upon the sales of the tenant exceeding a defined threshold. These rents are recognized only after the contingency has been removed (i.e., sales thresholds have been achieved).
•	Expense Reimbursement Income – revenue arising from tenant leases, which provide for the recovery of all or a portion of the operating expenses and real estate taxes of the respective property. This revenue is accrued in the same periods as the expenses are incurred.
Income Taxes. The Company operates in a manner intended to enable it to continue to qualify as a REIT under Sections 856-860 of the Internal Revenue Code. Under those sections, a REIT which distributes at least 90% of its REIT taxable income as a distribution to its shareholders each year and which meets certain other conditions will not be taxed on that portion of its taxable income which is distributed to its shareholders. The Company intends to distribute to its shareholders 100% of its taxable income. Therefore, no provision for Federal income taxes is required. If the Company fails to distribute the required amount of income to its shareholders, it would fail to qualify as a REIT and substantial adverse tax consequences may result.
The Company's taxable income is affected by a number of factors, including, but not limited to, the following:  that the Company's tenants perform their obligations under their leases with the Company and that the Company's tax and accounting positions do not change.  These factors, which impact the Company's taxable income, are subject to change, and many are outside the control of the Company.  If actual results vary, the Company's taxable income may change.
Recent Accounting Pronouncements
For disclosure regarding recent accounting pronouncements and the anticipated impact they will have on our operations, please refer to Note 2 to our Consolidated Financial Statements.
Fiscal 2013 Significant Events and Transactions
During fiscal year 2013, the Company successfully completed various acquisition, development, disposition, financing and capital raising transactions, including the following significant activities:
Acquisitions, Dispositions, and Development Projects Placed in Service:
During fiscal year 2013, the Company added approximately 1,394 apartment units to its multi-family residential portfolio during fiscal year 2013, through its acquisition of five multi-family residential properties and the placement in service of three multi-family residential development projects, and sold three multi-family properties in Fargo, North Dakota, with a total of 267 units, for a net addition to the Company's multi-family residential portfolio in fiscal year 2013 of approximately 1,127 apartment units.
Additional development projects placed in service during fiscal year 2013 were a medical office building in Jamestown, North Dakota; an expansion of the Company's senior housing project in Laramie, Wyoming; an industrial building in Minot, North Dakota, and a branch bank building in Minot, North Dakota. The Company also acquired a number of parcels of unimproved land in North Dakota and Minnesota for possible future development, for purchase prices totaling approximately $22.5 million.
During fiscal year 2013, in addition to its sale of three multi-family residential projects in Fargo, North Dakota, the Company also disposed of a small retail property in Kentwood, Michigan; four condominium units in its Georgetown Square project in Grand Chute, Wisconsin; and a healthcare property in Stevens Point, Wisconsin.
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Development Projects in Process:
During fiscal year 2013, the Company began construction of its 146-unit River Ridge Apartments project in Bismarck, North Dakota and of its 132-unit Cypress Court Apartment Homes project in St. Cloud, Minnesota, of which the Company owns approximately 79%, with the remaining 21% owned by the Company's joint venture partner. The Company also acquired an approximately 51% interest in a joint venture entity constructing the Southgate Apartments project in Minot, North Dakota.
Common Share Offering:
In April 2013, the Company completed a public offering of approximately 6.0 million common shares at a public offering price of $9.25 per share, for net proceeds of approximately $53.0 million after underwriting discounts and estimated offering expenses.
Preferred Share Offering:
The Company completed, in August 2012, a public offering of 4.6 million Series B preferred shares, for net proceeds of approximately $111.2 million, after underwriting discounts and estimated offering expenses.
Credit Facility and Term Loan Transactions:
During fiscal year 2013, the Company executed an amendment to the Company's multi-bank line of credit, to lower the floor on the interest rate to 5.15% per annum and to change the interest rate under the loan agreement to the prime rate plus 1.25%. Additionally, in March 2013, a joint venture entity in which the Company owns a 70% interest entered into a Construction and Term Loan Agreement in the maximum principal amount of approximately $43.7 to construct a multi-family apartment facility in Williston, North Dakota (the Company's Renaissance Heights project). The construction and term loan has a maturity date of October 1, 2019, and is secured in part by a first mortgage on the project and by the guaranty of  the Company's Operating Partnership.
Transfer of Stock Exchange Listing:
In December 2012, the Company transferred the listing of its common and preferred shares to the New York Stock Exchange from the NASDAQ Global Select Market.
Market Conditions and Outlook
During the Company's fiscal year 2013, real estate operating fundamentals continued to improve, particularly in the Company's multi-family residential segment. High occupancy levels in its multi-family residential portfolio allowed the Company to implement selected rent increases, and the Company's three multi-family residential development projects placed in service during the year (the Company's Quarry Ridge II project in Rochester, Minnesota; Buildings 3 and 4 of the Company's four-building Williston Garden project in Williston, North Dakota, and the Company's 20-unit First Avenue project in Minot, North Dakota) leased up quickly, with Quarry Ridge 98.7% leased as of April 30, 2013; the four buildings of the Williston Garden project 99.3% leased as of April 30, 2013; and the First Avenue project 100% leased as of April 30, 2013. The Company expects to see continued favorable results in this segment in fiscal year 2014; however, the Company's ability to maintain occupancy levels and selectively raise rents remains dependent on continued economic recovery and employment and wage growth. The Company also observes considerable multi-family development activity in the Company's markets, and as this new construction is completed and leased, the Company will experience increased competition for tenants.
The Company's commercial office segment, while still negatively affected by a number of adverse macro conditions, including unemployment levels that remain elevated and stagnant wage growth, also showed some progress, with new leasing activity matching absorption rates in the Company's Minneapolis market and in other of its office markets. However, these absorption rates remain low, and businesses, in a continued focus on costs, appear to be increasing the density of their work spaces by placing more employees in less total square footage and giving back the excess space or downsizing upon lease renewals. The Company continues to expect recovery of the overall office market to be challenged by the slow and uneven recovery of the broader economy and by relatively high unemployment rates.
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The Company's healthcare segment consists of medical office properties and senior housing facilities. The medical office sector remains stable with modest increases in both occupancy and rents, as the uncertainty of healthcare reform is replaced with implementation and the corresponding expected increase in healthcare utilization, as previously uninsured patients enter the traditional medical services system. Likewise, senior housing assets continue to benefit from a recovery of the housing market, as occupancy trends are closely aligned with the ability of seniors to sell their homes in anticipation of moving to a senior care facility.
Both the retail and industrial property markets are showing signs of revival. In the retail segment, better-located retail properties are enjoying more leasing success, while outlying shopping centers continue to experience higher vacancy rates. In the industrial segment, a relative lack of new supply is leading to vacant industrial space being absorbed. Industrial rents are not yet rising to reflect this lack of new supply, but tenant concessions appear to be dissipating.
The Company plans to continue in fiscal year 2014 its selective disposition of assets in non-core markets, particularly industrial and retail segment assets, and intends to use the proceeds from these dispositions to continue deleveraging its portfolio and for developing and acquiring high-quality assets in its multi-family and healthcare segments. Subsequent to the end of fiscal year 2013, on May 13, 2013, the Company sold four industrial properties in Minnesota and North Dakota, for a total sales price of approximately $19.5 million, and a smaller retail property for a sale price of approximately $2.3 million. Also subsequent to the end of fiscal year 2013, the Company has signed agreements to sell four industrial properties in Minnesota and Iowa, and three office properties in Minnesota. These pending dispositions are subject to various contingencies, and no assurances can be given that these sales transactions will be completed.
The Company continues to allocate resources to the dynamic economy of the energy-rich Bakken Shale Formation region of eastern Montana, western and central North Dakota, northwest South Dakota and western Minnesota. Development projects currently scheduled for completion in fiscal years 2014 and 2015 in this region include the Company's 146-unit River Ridge apartment project in Bismarck, North Dakota; the 108-unit Landing at Southgate and 233-unit Commons at Southgate apartment projects in Minot, North Dakota, in which the Company has a 51% interest; and the 288-unit Renaissance Heights Phase I apartment project in Williston, North Dakota, in which the Company has a 70% interest. Energy activity in the Bakken Shale region continues to be robust, and the Company expects this activity to remain strong in the next several years.
Stabilized and Non-Stabilized Properties
Throughout this Annual Report on Form 10-K, we have provided certain information on a stabilized and non-stabilized properties basis. Information provided on a stabilized properties basis includes the results of properties that we have owned and operated for the entirety of both periods being compared (except for properties for which significant redevelopment or expansion occurred during either of the periods being compared, and properties classified as discontinued operations), and which, in the case of development or re-development properties, have achieved a target level of occupancy of 90% for multi-family residential properties and 85% for commercial office, healthcare, industrial and retail properties.
For the comparison of fiscal years 2013 and 2012, all or a portion of 27 properties were non-stabilized, of which non-stabilized properties 7 were redevelopment or in-service development properties. For the fiscal year 2013/2012 comparison, all or a portion of 9 properties were added to non-stabilized and all or a portion of 7 properties were moved to stabilized compared to the designations for the fiscal year 2012/2011 comparison. For the comparison of 2012 and 2011, all or a portion of 25 were non-stabilized, of which non-stabilized properties 3 were redevelopment or in-service development properties.
While there are judgments to be made regarding changes in designation, we typically remove properties from stabilized to non-stabilized when redevelopment has or is expected to have a significant impact on property net operating income within the fiscal year. Acquisitions are moved to stabilized once we have owned the property for the entirety of comparable periods and the property is not under significant redevelopment or expansion. Our development projects in progress are not included in our non-stabilized properties category until they are placed in-service, which occurs upon the substantial completion of a commercial property, and upon receipt of a certificate of occupancy, in the case of a multi-family residential development project. They are then subsequently moved from non-stabilized to stabilized when the property has been in-service for the entirety of both periods being compared and has reached the target level of occupancy specified above.
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RESULTS OF OPERATIONS
Consolidated Results of Operations
The discussion that follows is based on our consolidated results of operations for the fiscal years ended April 30, 2013, 2012 and 2011.
	(in thousands) Year Ended April 30			2013 vs. 2012		2012 vs. 2011
	2013	2012	2011	$ Change	% Change	$ Change	% Change
Real estate rentals	$210,535	$193,637	$186,871	$16,898	8.7%	$6,766	3.6%
Tenant reimbursement	45,834	42,330	44,294	3,504	8.3%	(1,964)	(4.4%)
TOTAL REVENUE	256,369	235,967	231,165	20,402	8.6%	4,802	2.1%
Depreciation/amortization related to real estate investments	61,169	55,554	54,183	5,615	10.1%	1,371	2.5%
Utilities	19,131	17,399	17,981	1,732	10.0%	(582)	(3.2%)
Maintenance	29,109	26,267	28,808	2,842	10.8%	(2,541)	(8.8%)
Real estate taxes	33,954	31,167	30,234	2,787	8.9%	933	3.1%
Insurance	3,902	3,481	2,238	421	12.1%	1,243	55.5%
Property management expenses	15,355	18,594	20,277	(3,239)	(17.4%)	(1,683)	(8.3%)
Other property expenses	1,008	(142)	665	1,150	(809.9%)	(807)	(121.4%)
Administrative expenses	7,904	6,694	6,617	1,210	18.1%	77	1.2%
Advisory and trustee services	590	687	605	(97)	(14.1%)	82	13.6%
Other expenses	2,173	1,898	1,747	275	14.5%	151	8.6%
Amortization related to non-real estate investments	3,230	3,183	2,669	47	1.5%	514	19.3%
TOTAL EXPENSES	177,525	164,782	166,024	12,743	7.7%	(1,242)	(0.7%)
Gain on involuntary conversion	5,084	274	0	4,810	1755.5%	274	n/a
Operating income	83,928	71,459	65,141	12,469	17.4%	6,318	9.7%
Interest expense	(62,268)	(63,250)	(61,913)	982	(1.6%)	(1,337)	2.2%
Interest income	222	148	259	74	50.0%	(111)	(42.9%)
Other income	526	638	282	(112)	(17.6%)	356	126.2%
Income from continuing operations	22,408	8,995	3,769	13,413	149.1%	5,226	138.7%
Income from discontinued operations	7,564	711	20,582	6,853	963.9%	(19,871)	(96.5%)
NET INCOME	29,972	9,706	24,351	20,266	208.8%	(14,645)	(60.1%)
Net income attributable to noncontrolling interests – Operating Partnership	(3,633)	(1,359)	(4,449)	(2,274)	167.3%	3,090	(69.5%)
Net (income) loss attributable to noncontrolling interests – consolidated real estate entities	(809)	(135)	180	(674)	499.3%	(315)	(175.0%)
Net income attributable to Investors Real Estate Trust	25,530	8,212	20,082	17,318	210.9%	(11,870)	(59.1%)
Dividends to preferred shareholders	(9,229)	(2,372)	(2,372)
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$16,301	$5,840	$17,710
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Revenues.  Total revenues increased by 8.6% to $256.4 million in fiscal year 2013, compared to $236.0 million in fiscal year 2012. Total revenues increased by 2.1% to $236.0 million in fiscal year 2012, compared to $231.2 million in fiscal year 2011. These increases were primarily attributable to the addition of new income-producing real estate properties.
For fiscal 2013, the increase in revenue of $20.4 million resulted from:
(in thousands)
Rent in Fiscal 2013 primarily from properties acquired and development projects placed in service in fiscal year 2012 in excess of that received in 2012 from the same properties	$8,154
Rent primarily from properties acquired and development projects placed in service in fiscal year 2013	8,820
Increase in rental income on stabilized properties due primarily to an increase in occupancy and rents	7,115
Decrease in rental income on stabilized properties due to changes within the assisted living portfolio in the commercial healthcare segment(1)	(5,300)
Net change in tenant concessions and straight line rent	1,613
$20,402
(1)	Decrease in rent was offset by $5.0 million decrease in expense. See analysis of commercial healthcare NOI on page 14 of the MD&A for additional information.
For fiscal 2012, the increase in revenue of $4.8 million resulted from:
(in thousands)
Rent in Fiscal 2012 primarily from properties acquired and development projects placed in service in fiscal year 2011 in excess of that received in 2011 from the same properties	$2,275
Rent primarily from properties acquired and development projects placed in service in fiscal year 2012	4,707
Decrease in rental income on stabilized properties due primarily to a decrease in occupancy	(1,502)
Decrease in rental income on stabilized properties due to changes within the assisted living portfolio in the commercial healthcare segment(1)	(2,200)
Net change in tenant concessions and straight line rent	1,522
$4,802
(1)	Decrease in rent was offset by $2.2 million decrease in expense. See analysis of commercial healthcare NOI on page 20 of the MD&A for additional information.
As illustrated above, the majority of the increase in our gross revenue for fiscal years 2013 and 2012 ($17.0 million and $7.0 million respectively) resulted from the addition of new income-producing real estate properties to the IRET Properties' portfolio. Rental revenue from stabilized properties increased in fiscal year 2013 by $1.8 million and decreased in fiscal year 2012 by $3.7 million. For the next 12 months, we continue to look to acquisitions and development of new properties and recovery in our stabilized portfolio to be the most significant factors in any increases in our revenues and ultimately our net income. However, identifying attractive acquisition possibilities remains a continuing challenge.
Depreciation/Amortization Related to Real Estate Investments. Depreciation/amortization related to real estate investments increased by 10.1% to $61.2 million in fiscal year 2013, compared to $55.6 million in fiscal year 2012. This increase was primarily attributable to the addition of depreciable assets from acquisitions, development projects placed in service, capital improvements and tenant improvements.
Depreciation/amortization related to real estate investments increased by 2.5% to $55.6 million in fiscal year 2012, compared to $54.2 million in fiscal year 2011. This increase was primarily attributable to the addition of depreciable assets from acquisitions, development projects placed in service, capital improvements and tenant improvements.
Utilities.  Utilities increased by 10.0% to $19.1 million in fiscal year 2013, compared to $17.4 million in fiscal year 2012. This increase was primarily attributable to the addition of new income-producing real estate properties which added $1.2 million in utility expense in fiscal 2013 compared to fiscal 2012. Utilities at stabilized properties increased by approximately $575,000 in fiscal year 2013, primarily due to the effect of milder weather on heating costs in the prior period.
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Utilities decreased by 3.2% to $17.4 million in fiscal year 2012, compared to $18.0 million in fiscal year 2011. This decrease was primarily attributable to the effect of milder weather on heating costs in fiscal year 2012 as compared to the prior year.
Maintenance.  Maintenance expenses increased by 10.8% to $29.1 million in fiscal year 2013, compared to $26.3 million in fiscal year 2012. The addition of new income-producing real estate properties accounted for approximately half of this increase. The remainder of the increase was due to increased snow removal costs at stabilized properties compared to the prior year.
Maintenance expenses decreased by 8.8% to $26.3 million in fiscal year 2012, compared to $28.8 million in fiscal year 2011. This decrease was primarily attributable to reduced snow removal costs at stabilized properties compared to the prior year.
Real Estate Taxes.  Real estate taxes increased by 8.9% to $34.0 million in fiscal year 2013, compared to $31.2 million in fiscal year 2012. The addition of new income-producing real estate properties accounted for approximately half of this increase. The remainder of the increase was due to increased real estate taxes at stabilized properties compared to the prior year.
Real estate taxes increased by 3.1% to $31.2 million in fiscal year 2012, compared to $30.2 million in fiscal year 2011. This increase was primarily attributable to the addition of new income-producing real estate properties.
Insurance.  Insurance expense increased by 12.1% to $3.9 million in fiscal year 2013, compared to $3.5 million in fiscal year 2012. This increase was primarily attributable to the addition of new income-producing real estate properties.
Insurance expense increased by 55.5% to $3.5 million in fiscal year 2012, compared to $2.2 million in fiscal year 2011. This increase was primarily due to the addition of new income-producing real estate properties and a change in estimate for the Company's self-insurance reserve.
Property Management Expenses.  Property management expenses decreased by 17.4% to $15.4 million in fiscal year 2013, compared to $18.6 million in fiscal year 2012. This decrease was primarily due to the restructuring of the Company's assisted living portfolio in the third quarter of fiscal year 2012, when the Company sold its wholly-owned taxable REIT subsidiary. Following the sale of this entity, the Company's revenue from its Wyoming assisted living portfolio is received as rent under the lease agreement with the tenant in the facilities, and property management expenses are paid by the tenant, rather than (as was previously the case) included in the property management expense category of the Company's statements.
Property management expenses decreased by 8.3% to $18.6 million in fiscal year 2012, compared to $20.3 million in fiscal year 2011. This decrease was primarily due to the restructuring of the Company's assisted living portfolio in the third quarter of fiscal year 2012, when the Company sold its wholly-owned taxable REIT subsidiary. Following the sale of this entity, the Company's revenue from its Wyoming assisted living portfolio is received as rent under the lease agreement with the tenant in the facilities, and property management expenses are paid by the tenant, rather than (as was previously the case) included in the property management expense category of the Company's statements.
Other Property Expenses.  Other property expense, consisting of bad debt provision expense, increased by 809.9% to $1.0 million in fiscal year 2013, compared to approximately $142,000 of revenue in fiscal year 2012. In fiscal 2012 approximately $715,000 was received in the bankruptcy settlement of a former tenant. The remainder of the change from fiscal year 2012 to fiscal year 2013 was due to increased bad debt write-offs in fiscal year 2013.
Other property expense decreased by 121.4%, resulting in revenue of approximately $142,000 in fiscal year 2012, compared to approximately $665,000 of expense in fiscal year 2011. In fiscal 2012 approximately $715,000 was received in the bankruptcy settlement of a former tenant.
Administrative Expenses.  Administrative expenses increased by 18.1% to $7.9 million in fiscal year 2013, compared to $6.7 million in fiscal year 2012. This increase was primarily due to an increase of approximately $407,000 in salary expense related to high labor costs in our energy-impacted markets, $467,000 in executive bonus expense per the compensation plan and an increase of approximately $317,000 in health insurance costs in fiscal
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year 2013 as compared to the prior year. Administrative expenses increased slightly by 1.2% to $6.7 million in fiscal year 2012, compared to $6.6 million in fiscal year 2011.
Advisory and Trustee Services.  Advisory and trustee services expense decreased by 14.1% to $590,000 in fiscal year 2013, compared to $687,000 in fiscal year 2012. Advisory and trustee services expense increased by 13.6% to $687,000 in fiscal year 2012, compared to $605,000 in fiscal year 2011. These changes in advisory and trustee services expense were primarily due to changes in the composition of the board of trustees.
Other Expenses.  Other expenses increased 14.5% to $2.2 million in fiscal year 2013, compared to $1.9 million in fiscal year 2012. This increase was primarily due to increases in securities issuance and registration expenses.
Other expenses increased 8.6% to $1.9 million in fiscal year 2012, compared to $1.7 million in fiscal year 2011. This increase was primarily attributable to an increase in acquisition fees of approximately $363,000 in fiscal year 2012 as compared to fiscal year 2011, due to increased acquisition activity. This increase was partially offset by decreases in legal and other operating expenses.
Amortization Related to Non-Real Estate Investments.  Amortization related to non-real estate investments was $3.2 million in fiscal years 2013 and 2012.
Amortization related to non-real estate investments increased 19.3% in fiscal year 2012 to $3.2 million, compared to $2.7 million in fiscal year 2011, primarily due to the amortization of new leasing commissions.
Gain on Involuntary Conversion.  During fiscal years 2013 and 2012, the Company recognized gains on involuntary conversion of $5.1 million and approximately $274,000, respectively. See Note 2 of the Notes to Consolidated Financial Statements in this report for additional information.
Interest Expense.  Our mortgage interest expense increased approximately $800,000, or 1.4%, to $59.8 million during fiscal year 2013, compared to $59.0 million in fiscal year 2012. Mortgage interest expense for properties newly acquired in fiscal years 2013 and 2012 added $3.8 million to our total mortgage interest expense in fiscal year 2013, while mortgage interest expense on existing properties decreased $3.0 million. The decrease in mortgage interest expense is due to loan payoffs and refinancings in our stabilized properties portfolio. The mortgage interest expense category does not include interest expense on our line of credit, which totaled approximately $980,000 and $2.4 million in fiscal year 2013 and 2012, respectively. Mortgage interest expense and interest expense on our line of credit are all components of "Interest expense" on our Condensed Consolidated Statements of Operations. Our overall weighted average interest rate on all outstanding mortgage debt (excluding borrowings under our secured line of credit and construction loans) was 5.55% as of April 30, 2013 and 5.78% as of April 30, 2012. Our mortgage debt on April 30, 2013 increased approximately $517,000 or 0.0% from April 30, 2012. Mortgage debt does not include our multi-bank line of credit or our construction loans which appear on our Condensed Consolidated Balance Sheets in "Revolving line of credit" and "Other," respectively.
In addition to IRET's mortgage interest expense, the Company incurs interest expense for a line of credit, construction loans, amortization of loan costs, security deposits, and special assessments offset by capitalized construction interest. For fiscal years 2013, 2012 and 2011 these amounts were $2.5 million, $4.3 million and $2.8 million, respectively, for a total interest expense for fiscal years 2013, 2012 and 2011 of $62.3 million, $63.3 million and $61.9 million. Interest expense on the line of credit decreased by $1.5 million in fiscal year 2013 as compared to the prior year due to the pay down of the line of credit with part of the proceeds from the Series B Preferred offering. Interest expense on the line of credit increased by $1.4 million in fiscal year 2012 as compared to fiscal year 2011 due to increased borrowings on the line of credit to fund acquisitions and development projects.
Interest Income and Other Income.  The Company recorded interest income in fiscal years 2013, 2012 and 2011 of approximately $222,000, $148,000 and $259,000, respectively.  The change in interest income was due to changes in the amounts deposited in interest-bearing accounts and changes in the interest rate earned.
Other income consists of  real estate tax appeal refunds and other miscellaneous income.  The Company earned other income in fiscal years 2013, 2012 and 2011 of approximately $526,000, $638,000 and $282,000, respectively.
Income from Discontinued Operations.  Income from discontinued operations was $7.6 million, $711,000 and $20.6 million in fiscal years 2013, 2012 and 2011, respectively. The Company reports in discontinued operations the
2013 Annual Report 9

results of operations of a property that has either been disposed of or is classified as held for sale. The Company also reports any gains or losses from the sale of a property in discontinued operations. During fiscal year 2014, the Company sold four commercial industrial properties and one commercial retail property and classified two commercial industrial properties as held for sale. During fiscal year 2013, the Company disposed of five properties and four condominium units. There were no properties classified as held for sale at April 30, 2013. During fiscal year 2012, the Company disposed of two properties. During fiscal year 2011, the Company disposed of six properties and one patio home. The Company realized a gain on sale of real estate, land and other investments for fiscal year 2013 of approximately $6.9 million. This compares to an approximately $349,000 gain on sale of real estate recognized in fiscal year 2012 and $19.4 million recognized in fiscal year 2011. Properties sold in fiscal years 2013 and 2012 are detailed below in the section captioned "Property Dispositions." See Note 12 of the Notes to Consolidated Financial Statements in this report for further information on discontinued operations.
Net Income.  Net income available to common shareholders for fiscal year 2013 was $16.3 million, compared to $5.8 million in fiscal year 2012 and $17.7 million in fiscal year 2011. The increase in net income in fiscal year 2013 as compared to fiscal year 2012 was primarily due to an increase in the gain on involuntary conversion and the gain on sale of discontinued operations.  The decrease in net income in fiscal year 2012 as compared to fiscal year 2011 was primarily due to a higher gain on sale of discontinued operations in the prior year. On a per common share basis, net income was $.17 per common share in fiscal year 2013, compared to $.07 per common share in fiscal year 2012 and $.22 in fiscal year 2011.
Net Operating Income
Net Operating Income ("NOI") is a non-GAAP measure which we define as total real estate revenues and gain on involuntary conversion less real estate expenses (which consist of utilities, maintenance, real estate taxes, insurance, property management expenses and other property expenses). We believe that NOI is an important supplemental measure of operating performance for a REIT's operating real estate because it provides a measure of core operations that is unaffected by depreciation, amortization, financing and general and administrative expense.  NOI does not represent cash generated by operating activities in accordance with GAAP and should not be considered an alternative to net income, net income available for common shareholders or cash flow from operating activities as a measure of financial performance.
The following tables show real estate revenues, real estate operating expenses, gain on involuntary conversion and NOI by reportable operating segment for fiscal years 2013, 2012 and 2011.  For a reconciliation of net operating income of reportable segments to net income as reported, see Note 11 of the Notes to Consolidated Financial Statements in this report.
The tables also show net operating income by reportable operating segment on a stabilized property and non-stabilized property basis. Stabilized properties are properties owned or in service for the entirety of the periods being compared, and, in the case of development or re-development properties, which have achieved a target level of occupancy of 90% for multi-family residential properties and 85% for commercial office, healthcare, industrial and retail properties.  This comparison allows the Company to evaluate the performance of existing properties and their contribution to net income. Management believes that measuring performance on a stabilized property basis is useful to investors because it enables evaluation of how the Company's properties are performing year over year.  Management uses this measure to assess whether or not it has been successful in increasing net operating income, renewing the leases of existing tenants, controlling operating costs and appropriately handling capital improvements. The discussion below focuses on the main factors affecting real estate revenue and real estate expenses from stabilized properties, since changes from one fiscal year to another in real estate revenue and expenses from non-stabilized properties are due to the addition of those properties to the Company's real estate portfolio, and accordingly provide less useful information for evaluating the ongoing operational performance of the Company's real estate portfolio.
2013 Annual Report 10

Fiscal Year 2013 Compared to Fiscal Year 2012

All Segments
The following table of selected operating data reconciles NOI to net income and provides the basis for our discussion of NOI by segment in fiscal year 2013 compared to fiscal year 2012.
	(in thousands, except percentages)
	Years Ended April 30
	2013	2012	$ Change	% Change
All Segments

Real estate revenue
Stabilized	$233,664	$230,817	$2,847	1.2%
Non-stabilized(1)	22,705	5,150	17,555	340.9%
Total	$256,369	$235,967	$20,402	8.6%

Real estate expenses
Stabilized	$95,433	$95,365	$68	0.1%
Non-stabilized(1)	7,026	1,401	5,625	401.5%
Total	$102,459	$96,766	$5,693	5.9%

Gain on involuntary conversion
Stabilized	$1,232	$274	$958	349.6%
Non-stabilized(1)	3,852	0	3,852	n/a
Total	$5,084	$274	$4,810	1755.5%

Net operating income
Stabilized	$139,463	$135,726	$3,737	2.8%
Non-stabilized(1)	19,531	3,749	15,782	421.0%
Total	$158,994	$139,475	$19,519	14.0%
Depreciation/amortization	(64,399)	(58,737)
Administrative, advisory and trustee services	(8,494)	(7,381)
Other expenses	(2,173)	(1,898)
Interest expense	(62,268)	(63,250)
Interest and other income	748	786
Income from continuing operations	22,408	8,995
Income from discontinued operations(2)	7,564	711
Net income	$29,972	$9,706

(1)	NON-STABILIZED PROPERTIES CONSIST OF THE FOLLOWING PROPERTIES (RE-DEVELOPMENT AND IN-SERVICE DEVELOPMENT PROPERTIES ARE LISTED IN BOLD TYPE):
FY2013 -	MULTI-FAMILY RESIDENTIAL -
ASHLAND, GRAND FORKS, ND; CHATEAU I, MINOT, ND; COLONY, LINCOLN, NE; COTTAGE WEST TWIN HOMES, SIOUX FALLS, SD; EVERGREEN II, ISANTI, MN; FIRST AVENUE, MINOT, ND; GABLES TOWNHOMES, SIOUX FALLS, SD; GRAND GATEWAY, ST CLOUD, MN; LAKESIDE VILLAGE, LINCOLN, NE; PONDS AT HERITAGE PLACE, SARTELL, MN; QUARRY RIDGE II, ROCHESTER, MN; REGENCY PARK ESTATES, ST CLOUD, MN; VILLA WEST, TOPEKA, KS; WHISPERING RIDGE, OMAHA, NE AND WILLISTON GARDEN, WILLISTON, ND.
TOTAL NUMBER OF UNITS, 1,953.

COMMERCIAL HEALTHCARE -
EDINA 6525 DREW AVENUE, EDINA, MN; JAMESTOWN MEDICAL OFFICE BUILDING, JAMESTOWN, ND; SPRING CREEK AMERICAN FALLS, AMERICAN FALLS, ID; SPRING CREEK SODA SPRINGS, SODA SPRINGS, ID; SPRING CREEK EAGLE, EAGLE, ID; SPRING CREEK MERIDIAN, MERIDIAN, ID; SPRING CREEK OVERLAND, BOISE, ID; SPRING CREEK BOISE, BOISE, ID; SPRING CREEK USTICK, MERIDIAN, ID AND TRINITY AT PLAZA 16, MINOT, ND.
TOTAL RENTABLE SQUARE FOOTAGE, 223,192.

	COMMERCIAL INDUSTRIAL -	MINOT IPS, MINOT, ND. TOTAL RENTABLE SQUARE FOOTAGE, 27,698.
	COMMERCIAL RETAIL -	ARROWHEAD FIRST INTERNATIONAL BANK, MINOT, ND. TOTAL RENTABLE SQUARE FOOTAGE, 3,702.
2013 Annual Report 11

FY2012 -	MULTI-FAMILY RESIDENTIAL -
ASHLAND, GRAND FORKS, ND; CHATEAU I, MINOT, ND; COTTAGE WEST TWIN HOMES, SIOUX FALLS, SD; EVERGREEN II, ISANTI, MN; GABLES TOWNHOMES, SIOUX FALLS, SD; GRAND GATEWAY, ST CLOUD, MN; REGENCY PARK ESTATES, ST CLOUD, MN; VILLA WEST, TOPEKA, KS; AND WILLISTON GARDEN, WILLISTON, ND.
TOTAL NUMBER OF UNITS, 561.

COMMERCIAL HEALTHCARE -
EDINA 6525 DREW AVENUE, EDINA, MN; SPRING CREEK AMERICAN FALLS, AMERICAN FALLS, ID; SPRING CREEK SODA SPRINGS, SODA SPRINGS, ID; SPRING CREEK EAGLE, EAGLE, ID; SPRING CREEK MERIDIAN, MERIDIAN, ID; SPRING CREEK OVERLAND, BOISE, ID; SPRING CREEK BOISE, BOISE, ID; SPRING CREEK USTICK, MERIDIAN, ID AND TRINITY AT PLAZA 16, MINOT, ND.
TOTAL RENTABLE SQUARE FOOTAGE, 177,970.

(2)	DISCONTINUED OPERATIONS INCLUDE GAIN ON DISPOSALS AND INCOME FROM OPERATIONS FOR:
2014 DISPOSITIONS AND PROPERTIES HELD FOR SALE – API, BODYCOTE, CLIVE 2075 NW 94TH ST, EAGAN COMMUNITY, FARGO 1320 45TH ST, METAL IMPROVEMENT AND ROSEVILLE 2929 LONG LAKE ROAD.
2013 DISPOSITIONS AND PROPERTIES HELD FOR SALE – CANDLELIGHT, GEORGETOWN SQUARE CONDOMINIUMS, KENTWOOD THOMASVILLE FURNITURE, PRAIRIEWOOD MEADOWS, STEVENS POINT AND TERRACE ON THE GREEN.
2012 DISPOSITIONS AND PROPERTIES HELD FOR SALE – LIVINGSTON PAMIDA, EAST GRAND STATION, GEORGETOWN SQUARE CONDOMINIUMS AND KENTWOOD THOMASVILLE FURNITURE.

An analysis of NOI by segment follows.
Multi-Family Residential

Real estate revenue from stabilized properties in our multi-family residential segment increased by $3.1 million in the twelve  months ended April 30, 2013 compared to the same period in the prior fiscal year. The continued levels of high occupancy allowed for rental rate increases of approximately $2.4 million. The remainder of the real estate revenue increase is attributable to a decrease of $400,000 in allowances and concessions and an increase of $263,000 in other fee revenue items.
Real estate expenses at stabilized properties decreased by $356,000  in the twelve  months ended April 30, 2013 compared to the same period in the prior fiscal year. Real estate taxes increased by $371,000; utilities expense increased by $288,000 and insurance expense increased by $132,000. These increases in expenses were offset by a decrease in property management expenses of $1,065,000 and a combined decrease in maintenance and other property expenses of $82,000 for a net decrease in overall expenses of $356,000. The decrease in property management expenses is attributable to recoverable allocations of internal management fees as compared to prior periods.

	(in thousands, except percentages)
	Years Ended April 30,
	2013	2012	$ Change	% Change
Multi-Family Residential

Real estate revenue
Stabilized	$72,948	$69,883	$3,065	4.4%
Non-stabilized	17,811	2,617	15,194	580.6%
Total	$90,759	$72,500	$18,259	25.2%

Real estate expenses
Stabilized	$32,445	$32,801	$(356)	(1.1%)
Non-stabilized	6,271	1,104	5,167	468.0%
Total	$38,716	$33,905	$4,811	14.2%

Gain on involuntary conversion
Stabilized	$0	$0	$0	n/a
Non-stabilized	3,852	0	3,852	n/a
Total	$3,852	$0	$3,852	n/a

Net operating income
Stabilized	$40,503	$37,082	$3,421	9.2%
Non-stabilized	15,392	1,513	13,879	917.3%
Total	$55,895	$38,595	$17,300	44.8%
2013 Annual Report 12

Occupancy	2013	2012
Stabilized	94.7%	94.2%
Non-stabilized	94.5%	85.4%
Total	94.6%	93.7%

Number of Units	2013	2012
Stabilized	8,327	8,333
Non-stabilized	1,953	561
Total	10,280	8,894

Commercial Office
Real estate revenue from stabilized properties in our commercial office segment increased by $2.9 million in the twelve months ended April 30, 2013 compared to the same period from the prior fiscal year. Real estate rentals increased by $1.3 million and tenant reimbursements increased by $1.6 million due to an increase in occupancy and increased recoverable operating expenses.
Real estate expenses at stabilized properties increased by 9.2%, or $3.2 million in the twelve months ended April 30, 2013 compared to the same period from the prior fiscal year. The increase was primarily due to an increase in real estate taxes of $773,000; an increase in property management expense of $932,000; an increase in maintenance expenses of $1.0 million and an increase of $503,000 in other expense items. The increase in property management expenses is attributable to recoverable allocations of internal management fees as compared to prior periods, while the increase in maintenance expenses is primarily due to increased snow removal costs.

	(in thousands, except percentages)
	Years Ended April 30,
	2013	2012	$ Change	% Change
Commercial Office

Real estate revenue
Stabilized	$77,766	$74,914	$2,852	3.8%
Non-stabilized	0	0	0	n/a
Total	$77,766	$74,914	$2,852	3.8%

Real estate expenses
Stabilized	$38,175	$34,963	$3,212	9.2%
Non-stabilized	0	0	0	n/a
Total	$38,175	$34,963	$3,212	9.2%

Net operating income
Stabilized	$39,591	$39,951	$(360)	(0.9%)
Non-stabilized	0	0	0	n/a
Total	$39,591	$39,951	$(360)	(0.9%)

Occupancy	2013	2012
Stabilized	80.4%	78.8%
Non-stabilized	n/a	n/a
Total	80.4%	78.8%

Rentable Square Footage	2013	2012
Stabilized	5,111,986	5,110,172
Non-stabilized	0	0
Total	5,111,986	5,110,172
2013 Annual Report 13

Commercial Healthcare
Real estate revenue from stabilized properties in our commercial healthcare segment decreased by $4.7 million in the twelve months ended April 30, 2013 compared to the same period from the prior fiscal year. The decrease was primarily due to the reduction in revenue of $5.3 million at our Wyoming senior living facilities and a reduction of $367,000 in straight-line rent. These reductions in revenue were offset by an increase in percentage rent revenue of $476,000 at our Edgewood Vista senior living facilities due to a percentage rent clause that was newly effective in fiscal year 2013 and an increase in tenant reimbursements of $532,000 due to slight increases in occupancy and reimbursable expenses. The revenue reduction at our Wyoming senior living facilities (which is offset by a $5.0 million reduction in real estate expenses outlined below) is the result of the restructuring of the Company's assisted living portfolio in the third quarter of fiscal year 2012, when the Company sold its wholly-owned taxable REIT subsidiary. Following the sale of this entity, the Company's revenue from its Wyoming assisted living portfolio is received as rent under the lease agreement with the tenant in the facilities, and property management expenses are paid by the tenant, rather than (as was previously the case) included in the property management expense category of the Company's statements.
Real estate expenses from stabilized properties decreased by $4.3 million in the twelve months ended April 30, 2013  compared to the same period from the prior fiscal year. A decrease of $5.0 million was the result of the portfolio restructuring discussed above. This reduction in expenses was offset by an increase in property management expenses of $615,000 and other  real estate expenses of $33,000. The increase in property management expenses is attributable to recoverable allocations of internal management fees as compared to prior periods.
	(in thousands, except percentages)
	Years Ended April 30,
	2013	2012	$ Change	% Change
Commercial Healthcare

Real estate revenue
Stabilized	$57,304	$61,978	$(4,674)	(7.5%)
Non-stabilized	4,671	2,533	2,138	84.4%
Total	$61,975	$64,511	$(2,536)	(3.9%)

Real estate expenses
Stabilized	$16,027	$20,353	$(4,326)	(21.3%)
Non-stabilized	752	297	455	153.2%
Total	$16,779	$20,650	$(3,871)	(18.7%)

Net operating income
Stabilized	$41,277	$41,625	$(348)	(0.8%)
Non-stabilized	3,919	2,236	1,683	75.3%
Total	$45,196	$43,861	$1,335	3.0%

Occupancy	2013	2012
Stabilized	94.6%	94.0%
Non-stabilized	95.7%	99.8%
Total	94.7%	94.4%

Rentable Square Footage	2013	2012
Stabilized	2,732,830	2,701,768
Non-stabilized	223,192	177,970
Total	2,956,022	2,879,738
2013 Annual Report 14

Commercial Industrial
Real estate revenue from stabilized properties in our commercial industrial segment increased by $453,000 in the twelve months ended April 30, 2013 compared to the same period in the prior fiscal year. The increase was primarily due to increased tenant reimbursements of $274,000 which was attributable to our Dixon Avenue Property. The increase at Dixon Avenue was the result of 90,000 square feet of previously vacant space being leased and additional expiring space that was previously leased as a gross lease renewing as a net lease which allows for the additional collections of expense reimbursements. An increase in rental revenue of $271,000 was realized due to a slight increase in occupancy while other revenue items decreased by $92,000.
Real estate expenses from stabilized properties increased  by $687,000 in the twelve  months ended April 30, 2013 compared to the same period in the prior fiscal year. The increase was primarily due to an increase in bad debt provision of $684,000 which was the result of a bad debt collection at our Brooklyn Park 7401 Boone Avenue property in the prior fiscal year.  All other expenses combined increased by $3,000.
	(in thousands, except percentages)
	Years Ended April 30,
	2013	2012	$ Change	% Change
Commercial Industrial

Real estate revenue
Stabilized	$12,035	$11,582	$453	3.9%
Non-stabilized	212	0	212	n/a
Total	$12,247	$11,582	$665	5.7%

Real estate expenses
Stabilized	$3,750	$3,063	$687	22.4%
Non-stabilized	0	0	0	n/a
Total	$3,750	$3,063	$687	22.4%

Net operating income
Stabilized	$8,285	$8,519	$(234)	(2.7%)
Non-stabilized	212	0	212	n/a
Total	$8,497	$8,519	$(22)	(0.3%)

Occupancy	2013	2012
Stabilized	96.3%	94.8%
Non-stabilized	100.0%	n/a
Total	96.4%	94.8%

Rentable Square Footage	2013	2012
Stabilized	2,552,453	2,561,928
Non-stabilized	27,698	0
Total	2,580,151	2,561,928

2013 Annual Report 15

Commercial Retail
Real estate revenue from stabilized properties in our commercial retail segment increased by $1.2 million in the twelve  months ended April 30, 2013 compared to the same period of the prior fiscal year. The increase was due primarily to a $495,000 increase in real estate rentals with the remaining increase of $656,000 being attributable to tenant reimbursements. Increased occupancy and stabilization of our Minot Arrowhead Shopping Center post-flood accounted for $442,000 of the increase in real estate revenue. Increased occupancy at our Rochester Maplewood Square property resulted in increased real estate revenue of $292,000 as well.
Real estate expenses from stabilized properties increased by $851,000, primarily due to an increase in maintenance expense of $582,000; an increase in real estate taxes of $132,000  and an increase in other expenses combined of $137,000. The increase in maintenance expenses was primarily due to more general maintenance items being completed and an increase in snow removal.
	(in thousands, except percentages)
	Years Ended April 30,
	2013	2012	$ Change	% Change
Commercial Retail

Real estate revenue
Stabilized	$13,611	$12,460	$1,151	9.2%
Non-stabilized	11	0	11	n/a
Total	$13,622	$12,460	$1,162	9.3%

Real estate expenses
Stabilized	$5,036	$4,185	$851	20.3%
Non-stabilized	3	0	3	n/a
Total	$5,039	$4,185	$854	20.4%

Gain on involuntary conversion
Stabilized	$1,232	$274	$958	349.6%
Non-stabilized	0	0	0	n/a
Total	$1,232	$274	$958	349.6%

Net operating income
Stabilized	$9,807	$8,549	$1,258	14.7%
Non-stabilized	8	0	8	n/a
Total	$9,815	$8,549	$1,266	14.8%

Occupancy	2013	2012
Stabilized	86.2%	86.7%
Non-stabilized	100.0%	n/a
Total	86.3%	86.7%

Rentable Square Footage	2013	2012
Stabilized	1,323,485	1,319,986
Non-stabilized	3,702	0
Total	1,327,187	1,319,986

2013 Annual Report 16

Fiscal Year 2012 Compared to Fiscal Year 2011

All Segments
The following table of selected operating data reconciles NOI to net income and provides the basis for our discussion of NOI by segment in fiscal year 2012 compared to fiscal year 2011.
	(in thousands, except percentages)
	Years Ended April 30
	2012	2011	$ Change	% Change
All Segments

Real estate revenue
Stabilized	$226,355	$228,521	$(2,166)	(0.9%)
Non-stabilized(1)	9,612	2,644	6,968	263.5%
Total	$235,967	$231,165	$4,802	2.1%

Real estate expenses
Stabilized	$94,327	$99,597	$(5,270)	(5.3%)
Non-stabilized(1)	2,439	606	1,833	302.5%
Total	$96,766	$100,203	$(3,437)	(3.4%)

Gain on involuntary conversion
Stabilized	$274	$0	$274	n/a
Non-stabilized(1)	0	0	0	n/a
Total	$274	$0	$274	n/a

Net operating income
Stabilized	$132,302	$128,924	$3,378	2.6%
Non-stabilized(1)	7,173	2,038	5,135	252.0%
Total	$139,475	$130,962	$8,513	6.5%
Depreciation/amortization	(58,737)	(56,852)
Administrative, advisory and trustee services	(7,381)	(7,222)
Other expenses	(1,898)	(1,747)
Interest expense	(63,250)	(61,913)
Interest and other income	786	541
Income from continuing operations	8,995	3,769
(Loss) income from discontinued operations(2)	711	20,582
Net income	$9,706	$24,351

(1)	NON-STABILIZED PROPERTIES CONSIST OF THE FOLLOWING PROPERTIES (REDEVELOPMENT AND IN-SERVICE DEVELOPMENT PROPERTIES ARE LISTED IN BOLD TYPE):
FY2012 -	MULTI-FAMILY RESIDENTIAL -
ASHLAND, GRAND FORKS, ND; CHATEAU, MINOT, ND; COTTAGE WEST TWIN HOMES, SIOUX FALLS, SD; EVERGREEN II, ISANTI, MN; GABLES TOWNHOMES, SIOUX FALLS, SD; GRAND GATEWAY, ST CLOUD, MN; NORTH POINTE II, BISMARCK, ND; REGENCY PARK ESTATES, ST CLOUD, MN; SIERRA VISTA, SIOUX FALLS, SD AND WILLISTON GARDEN, WILLISTON, ND.
TOTAL NUMBER OF UNITS, 629.

	COMMERCIAL OFFICE -	FIRST AVENUE BUILDING, MINOT, ND, MINOT 1400 31ST AVE, MINOT, ND AND OMAHA 10802 FARNAM DRIVE, OMAHA, NE. TOTAL RENTABLE SQUARE FOOTAGE, 111,961.
COMMERCIAL HEALTHCARE -
BILLINGS 2300 GRANT ROAD, BILLINGS, MT; EDGEWOOD VISTA-MINOT, MINOT, ND; EDINA 6525 DREW AVENUE, EDINA, MN; MISSOULA 3050 GREAT NORTHERN AVENUE, MISSOULA, MT; SPRING CREEK AMERICAN FALLS, AMERICAN FALLS, ID; SPRING CREEK SODA SPRINGS, SODA SPRINGS, ID; SPRING CREEK EAGLE, EAGLE, ID; SPRING CREEK MERIDIAN, MERIDIAN, ID; SPRING CREEK OVERLAND, BOISE, ID; SPRING CREEK BOISE, BOISE, ID; SPRING CREEK USTICK, MERIDIAN, ID AND TRINITY AT PLAZA 16, MINOT, ND
TOTAL RENTABLE SQUARE FOOTAGE, 315,818.

2013 Annual Report 17

FY2011 -	MULTI-FAMILY RESIDENTIAL -	CHATEAU, MINOT, ND; NORTH POINTE II, BISMARCK, ND AND SIERRA VISTA, SIOUX FALLS, SD. TOTAL NUMBER OF UNITS, 132.
	COMMERCIAL OFFICE -	FIRST AVENUE BUILDING, MINOT, ND, MINOT 1400 31ST AVE, MINOT, ND AND OMAHA 10802 FARNAM DRIVE, OMAHA, NE. TOTAL RENTABLE SQUARE FOOTAGE, 110,710.
	COMMERCIAL HEALTHCARE -	BILLINGS 2300 GRANT ROAD, BILLINGS, MT; EDGEWOOD VISTA-MINOT, MINOT, ND AND MISSOULA 3050 GREAT NORTHERN AVENUE, MISSOULA, MT . TOTAL RENTABLE SQUARE FOOTAGE, 137,848.

(2)	DISCONTINUED OPERATIONS INCLUDE GAIN ON DISPOSALS AND INCOME FROM OPERATIONS FOR:
2014 DISPOSITIONS AND PROPERTIES HELD FOR SALE – API, BODYCOTE, CLIVE 2075 NW 94TH ST, EAGAN COMMUNITY, FARGO 1320 45TH ST, METAL IMPROVEMENT AND ROSEVILLE 2929 LONG LAKE ROAD.
2013 DISPOSITIONS AND PROPERTIES HELD FOR SALE – CANDLELIGHT, GEORGETOWN SQUARE CONDOMINIUMS, KENTWOOD THOMASVILLE FURNITURE, PRAIRIEWOOD MEADOWS, STEVENS POINT AND TERRACE ON THE GREEN.
2012 DISPOSITIONS AND PROPERTIES HELD FOR SALE – LIVINGSTON PAMIDA, EAST GRAND STATION, GEORGETOWN SQUARE CONDOS AND KENTWOOD THOMASVILLE FURNITURE.
2011 DISPOSITIONS – MIRAMONT APARTMENTS, NEIGHBORHOOD APARTMENTS, PINECONE APARTMENTS, WACONIA, DAKOTA HILL, EDGEWOOD VISTA FARGO AND LADYSMITH PAMIDA.

An analysis of NOI by segment follows.
Multi-Family Residential

Real estate revenue from stabilized properties in our multi-family residential segment increased by approximately $4.8 million in fiscal year 2012 compared to fiscal year 2011. Approximately $2.8 million of this increase was due to increased occupancy across our multifamily portfolio; increased occupancy allowed for rental rate increases of approximately $1.1 million of additional revenue in this segment in fiscal year 2012 compared to fiscal year 2011. The remainder of the real estate revenue increase is attributable to a decrease of $396,000 in allowances and concessions and an increase of $450,000 in other fee revenue items.
Real estate expenses at stabilized properties decreased by $394,000 in fiscal year 2012 compared to fiscal year 2011.  The mild winter season permitted overall lower utilities usage for a reduction in expense of approximately $42,000, and reduced snow removal expenses by $500,000. Additionally, of the $394,000 decrease in real estate expenses in this segment in fiscal year 2012 compared to fiscal year 2011, approximately $309,000 was due to lower property management expense, which includes lower fees to third party managers, savings from the Company's internal management initiative and less bad debt write-off. These decreases in expenses were offset by an increase in insurance expense of $435,000 and an increase in losses not covered by insurance due to deductible levels of $324,000. Other expense items decreased by $303,000.

	(in thousands, except percentages)
	Years Ended April 30,
	2012	2011	$ Change	% Change
Multi-Family Residential

Real estate revenue
Stabilized	$69,292	$64,471	$4,821	7.5%
Non-stabilized	3,208	758	2,450	323.2%
Total	$72,500	$65,229	$7,271	11.1%

Real estate expenses
Stabilized	$32,486	$32,880	$(394)	(1.2%)
Non-stabilized	1,419	336	1,083	322.3%
Total	$33,905	$33,216	$689	2.1%

Net operating income
Stabilized	$36,806	$31,591	$5,215	16.5%
Non-stabilized	1,789	422	1,367	323.9%
Total	$38,595	$32,013	$6,582	20.6%

2013 Annual Report 18

Occupancy	2012	2011
Stabilized	94.2%	92.9%
Non-stabilized	86.8%	93.9%
Total	93.7%	92.9%

Number of Units	2012	2011
Stabilized	8,265	8,262
Non-stabilized	629	132
Total	8,894	8,394

Commercial Office
Real estate revenue from stabilized properties in our commercial office segment decreased by approximately $4.3 million in fiscal year 2012 compared to fiscal year 2011, due to a continued decrease in occupancy which resulted in a reduction in rental revenue of $1.3 million and in tenant reimbursements of $2.8 million. Allowances and concessions increased by $1.1 million, further reducing revenue. These reductions in revenue were offset by an increase in straight line rents of $615,000 and an increase in lease termination fees of $313,000.
Real estate expenses from stabilized properties decreased by approximately $1.6 million in fiscal year 2012 as compared to fiscal 2011, primarily due to maintenance expense decreasing by $1.4 million, mainly as a result of lower snow removal costs, a reduction in real estate taxes of $267,000 due to successful appeals, and a reduction of $283,000 in third party management fees due to bringing property management in-house; offset by an increase in insurance expense of $405,000 and a decrease in other expense items of $94,000.
	(in thousands, except percentages)
	Years Ended April 30,
	2012	2011	$ Change	% Change
Commercial Office

Real estate revenue
Stabilized	$72,995	$77,257	$(4,262)	(5.5%)
Non-stabilized	1,919	724	1,195	165.1%
Total	$74,914	$77,981	$(3,067)	(3.9%)

Real estate expenses
Stabilized	$34,256	$35,855	$(1,599)	(4.5%)
Non-stabilized	707	247	460	186.2%
Total	$34,963	$36,102	$(1,139)	(3.2%)

Net operating income
Stabilized	$38,739	$41,402	$(2,663)	(6.4%)
Non-stabilized	1,212	477	735	154.1%
Total	$39,951	$41,879	$(1,928)	(4.6%)

Occupancy	2012	2011
Stabilized	78.4%	79.5%
Non-stabilized	99.3%	79.2%
Total	78.8%	79.5%

Rentable Square Footage	2012	2011
Stabilized	4,998,211	4,998,572
Non-stabilized	111,961	110,710
Total	5,110,172	5,109,282
2013 Annual Report 19

Commercial Healthcare
Real estate revenue from stabilized properties in our commercial healthcare segment decreased by approximately $3.7 million in fiscal year 2012 compared to fiscal year 2011.  The decrease was primarily due to a reduction in revenue of $2.2 million at our Wyoming senior living facilities following the sale of our TRS and a change to a triple net lease structure in December 2011. The decrease was also due to a reduction of $1.9 million in scheduled rent at some assisted living facilities, following amendment of the leases to shorten terms and remove purchase options. Lower occupancy also decreased revenue by approximately $799,000, offset by an increase in straight line rent of $1.5 million and an increase in other revenue items of $233,000.
 Real estate expenses from stabilized properties decreased by approximately $2.1 million, primarily due to the operating change from a TRS structure to a triple net lease structure, which reduced real estate expenses by approximately $2.2 million, and to a decrease in maintenance expense of $382,000, primarily due to lower snow removal costs, a reduction in utilities expense of $110,000, and other total expense reductions of $130,000. These expense reductions were offset by an increase in real estate taxes of $234,000 and an increase in insurance expense of $228,000.
	(in thousands, except percentages)
	Years Ended April 30,
	2012	2011	$ Change	% Change
Commercial Healthcare

Real estate revenue
Stabilized	$60,026	$63,717	$(3,691)	(5.8%)
Non-stabilized	4,485	1,162	3,323	286.0%
Total	$64,511	$64,879	$(368)	(0.6%)

Real estate expenses
Stabilized	$20,337	$22,420	$(2,083)	(9.3%)
Non-stabilized	313	23	290	1,260.9%
Total	$20,650	$22,443	$(1,793)	(8.0%)

Net operating income
Stabilized	$39,689	$41,297	$(1,608)	(3.9%)
Non-stabilized	4,172	1,139	3,033	266.3%
Total	$43,861	$42,436	$1,425	3.4%

Occupancy	2012	2011
Stabilized	93.7%	95.7%
Non-stabilized	99.9%	100.0%
Total	94.4%	95.9%

Rentable Square Footage	2012	2011
Stabilized	2,563,920	2,541,407
Non-stabilized	315,818	137,848
Total	2,879,738	2,679,255
2013 Annual Report 20

Commercial Industrial
Real estate revenue from stabilized properties in our commercial industrial segment increased by approximately $1.0 million in fiscal year 2012 compared to fiscal year 2011. The increase was primarily due to increased occupancy, which provided for additional revenue from rents of $560,000 and additional tenant reimbursements of $618,000, offset by an increase in allowance and concessions of $123,000 and a decrease in other revenue items of $21,000.
Real estate expenses from stabilized properties decreased by $748,000 in fiscal 2012 compared to fiscal 2011, primarily due to a recovered bad debt from a former tenant in bankruptcy of approximately $700,000 and reduced utility expense of $328,000, offset by an increase in real estate taxes of $159,000, an increase in insurance expense of $106,000, and an increase in other total expenses of $15,000.
	(in thousands, except percentages)
	Years Ended April 30,
	2012	2011	$ Change	% Change
Commercial Industrial

Real estate revenue
Stabilized	$11,582	$10,548	$1,034	9.8%
Non-stabilized	0	0	0	n/a
Total	$11,582	$10,548	$1,034	9.8%

Real estate expenses
Stabilized	$3,063	$3,811	$(748)	(19.6%)
Non-stabilized	0	0	0	n/a
Total	$3,063	$3,811	$(748)	(19.6%)

Net operating income
Stabilized	$8,519	$6,737	$1,782	26.5%
Non-stabilized	0	0	0	n/a
Total	$8,519	$6,737	$1,782	26.5%

Occupancy	2012	2011
Stabilized	94.8%	88.6%
Non-stabilized	n/a	n/a
Total	94.8%	88.6%

Rentable Square Footage	2012	2011
Stabilized	2,561,928	2,595,168
Non-stabilized	0	0
Total	2,561,928	2,595,168

2013 Annual Report 21

Commercial Retail
Real estate revenue from stabilized properties in our commercial retail segment decreased by approximately $68,000 in fiscal year 2012 compared to fiscal year 2011. Occupancy increased as a percentage of square feet leased; however, lease renewal rates were lower for new or existing tenants.
Real estate expenses from stabilized properties decreased by $446,000, primarily due to decreased maintenance expense of $487,000, mainly as a result of reduced snow removal expense, and to utility expenses decreasing by $68,000, offset by an increase in real estate tax of $80,000, an increase in insurance expense of $106,000 and a decrease in other property management expense items of $77,000.
	(in thousands, except percentages)
	Years Ended April 30,
	2012	2011	$ Change	% Change
Commercial Retail

Real estate revenue
Stabilized	$12,460	$12,528	$(68)	(0.5%)
Non-stabilized	0	0	0	n/a
Total	$12,460	$12,528	$(68)	(0.5%)

Real estate expenses
Stabilized	$4,185	$4,631	$(446)	(9.6%)
Non-stabilized	0	0	0	n/a
Total	$4,185	$4,631	$(446)	(9.6%)

Gain on involuntary conversion
Stabilized	$274	$0	$274	n/a
Non-stabilized	0	0	0	n/a
Total	$274	$0	$274	n/a

Net operating income
Stabilized	$8,549	$7,897	$652	8.3%
Non-stabilized	0	0	0	n/a
Total	$8,549	$7,897	$652	8.3%

Occupancy	2012	2011
Stabilized	86.7%	83.2%
Non-stabilized	n/a	n/a
Total	86.7%	83.2%

Rentable Square Footage	2012	2011
Stabilized	1,319,986	1,319,468
Non-stabilized	0	0
Total	1,319,986	1,319,468

2013 Annual Report 22

Comparison of Results from Commercial and Residential Properties
The following table presents an analysis of the relative investment in (corresponding to "Property owned" on the balance sheet, i.e., cost), and net operating income of, our commercial and multi-family residential properties over the past three fiscal years:
	(in thousands, except percentages)
Fiscal Years Ended April 30	2013	%	2012	%	2011	%
Real Estate Investments – (cost before depreciation)
Multi-Family Residential	$659,696	32.4%	$539,783	28.5%	$484,815	27.4%
Commercial Office	625,296	30.7%	616,743	32.6%	602,935	34.1%
Commercial Healthcare	501,191	24.7%	500,268	26.4%	447,831	25.3%
Commercial Industrial	125,772	6.2%	119,002	6.3%	117,602	6.6%
Commercial Retail	121,015	6.0%	116,213	6.2%	117,615	6.6%
Total	$2,032,970	100.0%	$1,892,009	100.0%	$1,770,798	100.0%
Net Operating Income
Multi-Family Residential	$55,895	35.2%	$38,595	27.7%	$32,013	24.5%
Commercial Office	39,591	24.9%	39,951	28.6%	41,879	32.0%
Commercial Healthcare	45,196	28.4%	43,861	31.5%	42,436	32.4%
Commercial Industrial	8,497	5.3%	8,519	6.1%	6,737	5.1%
Commercial Retail	9,815	6.2%	8,549	6.1%	7,897	6.0%
Total	$158,994	100.0%	$139,475	100.0%	$130,962	100.0%

Analysis of Commercial Segments' Credit Risk and Leases
Credit Risk
The following table lists our top ten commercial tenants on April 30, 2013, for all commercial properties owned by us, measured by percentage of total commercial segments' minimum rents as of April 1, 2013. Our results of operations are dependent on, among other factors, the economic health of our tenants. We attempt to mitigate tenant credit risk by working to secure creditworthy tenants that meet our underwriting criteria and monitoring our portfolio to identify potential problem tenants. We believe that our credit risk is also mitigated by the fact that no individual tenant accounts for more than approximately 10% of our total real estate rentals, although affiliated entities of Edgewood Vista together accounted for approximately 13.2% of our total commercial segments' minimum rents as of April 1, 2013.
As of April 30, 2013, 62 of our 182 commercial properties, including all 20 of our Edgewood Vista properties, all 7 of our Idaho Spring Creek senior housing properties, and all 5 of our Wyoming senior housing properties, were leased under triple net leases under which the tenant pays a monthly lump sum base rent as well as all costs associated with the property, including property taxes, insurance, replacement, repair or restoration, in addition to maintenance. The failure by any of our triple net tenants to effectively conduct their operations or to maintain and improve our properties in accordance with the terms of their respective triple net leases could adversely affect their business reputations and ability to attract and retain residents and customers to our properties, which could have an indirect adverse effect on us.
We regularly monitor the relative credit risk of our significant tenants, including our triple net tenants. The metrics the Company uses to evaluate a significant tenant's liquidity and creditworthiness depend on facts and circumstances specific to that tenant and to the industry in which it operates, and include the tenant's credit history and economic conditions related to the tenant, its operations and the markets in which it operates, that may change over time. Prior to signing a lease with a tenant, the Company generally assesses the prospective tenant's credit quality through review of its financial statements and tax returns, and the result of that review is a factor in establishing the rent to be charged (e.g., higher risk tenants will be charged higher rent). Over the course of a lease, the Company's property management and asset management personnel have regular contact with tenants and tenant employees, and, where the terms of the lease permit, receive tenant financial information for periodic review, or review publicly-available financial statements, in the case of public company tenants or non-profit entities, such as hospital systems, whose financial statements are required to be filed with state agencies. Through these means the Company monitors tenant credit quality.
2013 Annual Report 23

Lessee	% of Total Commercial Segments Minimum Rents as of April 1, 2013
Affiliates of Edgewood Vista	13.2%
St. Luke's Hospital of Duluth, Inc.	3.5%
Fairview Health Services	3.4%
Applied Underwriters	2.3%
HealthEast Care System	1.6%
Affiliates of Siemens USA	1.3%
Nebraska Orthopaedic Hospital	1.3%
Arcadis Corporate Services, Inc.	1.2%
Microsoft (NASDAQ: MSFT)	1.2%
State of ID Dept of Health & Welfare	1.1%
All Others	69.9%
Total Monthly Commercial Rent as of April 1, 2013	100.0%

Commercial Leasing Activity
During Fiscal 2013, we executed new and renewal commercial leases for our stabilized rental properties on 1,010,136 square feet. As a result of our leasing efforts, occupancy in our stabilized commercial portfolio increased to 88.2% as of April 30, 2013, up from 87.1% as of April 30, 2012.
The total leasing activity for our stabilized commercial  rental properties, expressed in square feet of leases signed during the period, and the resulting physical occupancy levels are as follows for the years ended April 30, 2013 and 2012 respectively.
	Square Feet of New Leases(1)		Square Feet of Leases Renewed(1) (2)		Total Square Feet of Leases Executed(1)		Physical Occupancy
							Fiscal Year Ended April 30,
Segments	2013	2012	2013	2012	2013	2012	2013	2012
Office	263,799	324,633	399,399	522,656	663,198	847,289	80.2%	78.6%
Healthcare	51,126	98,987	55,718	41,463	106,844	140,450	94.6%	94.0%
Industrial	36,982	144,833	23,572	526,576	60,554	671,409	96.8%	95.5%
Retail	92,662	84,634	86,878	110,832	179,540	195,466	86.5%	87.1%
Total	444,569	653,087	565,567	1,201,527	1,010,136	1,854,614	88.2%	87.1%
(1)
The leasing activity presented is based on leases signed or executed for our stabilized rental properties during the period and is not intended to coincide with the commencement of rental revenue in accordance with GAAP.

(2)	Leases renewed include the retained occupancy of tenants on a month-to-month basis past their original lease expiration date.
New Leases
The following table sets forth the average effective rents and the estimated costs of tenant improvements and leasing commissions, on a per square foot basis, that we are obligated to fulfill under the new leases signed for our stabilized commercial rental properties during the years ended April 30, 2013 and 2012, respectively:
	Square Feet of New Leases(1)		Average Term in Years		Average Effective Rent(2)		Estimated Tenant Improvement Cost per Square Foot(1)		Leasing Commissions per Square Foot(1)
	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012
Office	263,799	324,633	5.5	4.5	$14.53	$11.51	$14.24	$11.36	$5.34	$4.01
Healthcare	51,126	98,987	8.2	7.5	20.14	17.35	37.99	22.88	7.06	3.27
Industrial	36,982	144,833	4.8	1.7	4.84	2.80	3.90	0.39	1.43	0.42
Retail	92,662	84,634	5.0	4.5	8.93	7.87	9.66	5.97	2.21	1.47
Total	444,569	653,087	5.9	5.0	$13.20	$9.99	$15.16	$9.97	$4.56	$2.77
(1)
The leasing activity presented is based on leases signed or executed for our stabilized rental properties during the period and is not intended to coincide with the commencement of rental revenue in accordance with GAAP.  Tenant improvements and leasing commissions presented are based on square feet leased during the period.

(2)
Effective rents represent average annual base rental payments, on a straight-line basis for the term of each lease, excluding operating expense reimbursements. The underlying leases contain various expense structures including gross, modified gross, net and triple net.

2013 Annual Report 24

Our ability to maintain or increase occupancy rates is a principal driver of maintaining and increasing the average effective rents in our commercial segments.  The increase in the average effective rental rates of new leases executed for the fiscal year ended April 30, 2013 when compared to new leases executed for the same period in the prior year is due primarily to the recovery of higher per square foot tenant improvements and leasing commissions and is not a function of significant increases in market rent.
Lease Renewals
The following table summarizes our lease renewal activity within our stabilized commercial segments for the years ended April 30, 2013 and 2012, respectively (square feet data in thousands):
	Square Feet of Leases Renewed(1)		Percent of Expiring Leases Renewed(2)		Average Term in Years		Weighted Average Growth (Decline) in Effective Rents(3)		Estimated Tenant Improvement Cost per Square Foot(1)		Leasing Commissions per Square Foot(1)
	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012
Office	399,399	522,656	87.1%	73.8%	3.1	3.5	(5.3%)	5.8%	$5.89	$5.53	$4.47	$2.23
Healthcare	55,718	41,463	74.1%	23.9%	6.5	4.3	4.6%	(3.2%)	16.67	8.53	4.74	2.74
Industrial	23,572	526,576	30.9%	100.0%	3.1	3.8	(2.8%)	1.5%	0.21	0.66	0.59	0.64
Retail	86,878	110,832	72.4%	91.2%	3.4	4.0	8.6%	12.0%	1.03	0.17	0.25	0.46
Total	565,567	1,201,527	70.1%	79.4%	3.9	3.8	(2.6%)	5.0%	$5.97	$3.01	$3.69	$1.39
(1)
The leasing activity presented is based on leases signed or executed for our stabilized rental properties during the period and is not intended to coincide with the commencement of rental revenue in accordance with GAAP.  Tenant improvements and leasing commissions are based on square feet leased during the period.

(2)
Renewal percentage of expiring leases is based on square footage of renewed leases and not the number of leases renewed. Expiring leases where the tenant retained occupancy on a month-to-month  basis past the lease expiration date were considered to have been renewed.

(3)
Represents the percentage change in effective rent between the original leases and the renewal leases. Effective rents represent average annual base rental payments, on a straight-line basis for the term of each lease, excluding operating expense reimbursements. The underlying leases contain various expense structures including gross, modified gross, net and triple net.

Lease Expirations
Our ability to maintain and improve occupancy rates, and base rents, primarily depends upon our continuing ability to re-lease expiring space.  The following table reflects the in-service portfolio lease expiration schedule of our consolidated commercial segments properties, including square footage and annualized base rent for expiring leases, as of April 30, 2013.
Fiscal Year of Lease Expiration	# of Leases	Square Footage of Expiring Leases(3)	Percentage of Total Commercial Segments Leased Square Footage	Annualized Base Rent of Expiring Leases at Expiration(2)	Percentage of Total Commercial Segments Annualized Base Rent
2014(1)	209	1,777,267	16.2%	$18,575,753	14.3%
2015	137	1,233,502	11.3%	13,456,175	10.3%
2016	114	1,714,308	15.7%	18,143,439	13.9%
2017	99	1,436,680	13.1%	19,981,679	15.3%
2018	79	710,246	6.5%	11,794,092	9.1%
2019	39	968,062	8.9%	11,753,118	9.0%
2020	16	461,541	4.2%	4,688,991	3.6%
2021	20	223,328	2.1%	3,195,545	2.5%
2022	42	1,437,143	13.1%	16,268,643	12.5%
2023	10	460,613	4.2%	1,829,322	1.4%
Thereafter	31	518,177	4.7%	10,513,593	8.1%
Totals	796	10,940,867	100.0%	$130,200,350	100.0%
(1)	Includes month-to-month leases. As of April 30, 2013 month-to-month leases accounted for 417,506 square feet.
(2)	Annualized Base Rent is monthly scheduled rent as of April 1, 2013, multiplied by 12.
(3)	Assuming that none of the tenants exercise renewal or termination options, and including leases renewed prior to expiration.
2013 Annual Report 25

Information on current market rents can be difficult to obtain, is highly subjective, and is often not directly comparable between properties. Because of this, we believe the increase or decrease in effective rent on lease renewals, as previously defined, is the most objective and meaningful relationship between rents on leases expiring in the near-term and current market rents.
Property Acquisitions
IRET Properties paid approximately $135.8 million for real estate properties added to its portfolio during fiscal year 2013, compared to $97.1 million in fiscal year 2012. The fiscal year 2013 and 2012 acquisitions and development projects placed in service are detailed below.
Fiscal 2013 (May 1, 2012 to April 30, 2013)
Acquisitions		(in thousands)
	Date Acquired	Land	Building	Intangible Assets	Acquisition Cost

Multi-Family Residential
308 unit - Villa West - Topeka, KS	2012-05-08	$1,590	$15,760	$300	$17,650
232 unit - Colony - Lincoln, NE	2012-06-04	1,515	15,731	254	17,500
208 unit - Lakeside Village - Lincoln, NE	2012-06-04	1,215	15,837	198	17,250
58 unit - Ponds at Heritage Place - Sartell, MN	2012-10-10	395	4,564	61	5,020
336 unit - Whispering Ridge - Omaha, NE	2013-04-24	2,139	25,424	751	28,314
		6,854	77,316	1,564	85,734

Unimproved Land
University Commons - Williston, ND	2012-08-01	823	0	0	823
Cypress Court - St. Cloud, MN	2012-08-10	447	0	0	447
Cypress Court Apartment Development - St. Cloud, MN(1)	2012-08-10	1,136	0	0	1,136
Badger Hills - Rochester, MN(2)	2012-12-14	1,050	0	0	1,050
Grand Forks - Grand Forks, ND	2012-12-31	4,278	0	0	4,278
Minot (Southgate Lot 4) - Minot, ND	2013-01-11	1,882	0	0	1,882
Commons at Southgate - Minot, ND(3)	2013-01-22	3,691	0	0	3,691
Landing at Southgate - Minot, ND(3)	2013-01-22	2,262	0	0	2,262
Grand Forks 2150 - Grand Forks, ND	2013-03-25	1,600	0	0	1,600
Bismarck 4916 - Bismarck, ND	2013-04-12	3,250	0	0	3,250
Arcata - Golden Valley, MN	2013-04-30	2,088	0	0	2,088
		22,507	0	0	22,507

Total Property Acquisitions		$29,361	$77,316	$1,564	$108,241

(1)	Land is owned by a joint venture in which the Company has an approximately 79% interest.
(2)	Acquisition of unimproved land consisted of two parcels acquired separately on December 14 and December 20, 2012, respectively.
(3)	Land is owned by a joint venture entity in which the Company has an approximately 51% interest.
2013 Annual Report 26

		(in thousands)
Development Projects Placed in Service	Date Placed in Service	Land	Building	Development Cost

Multi-Family Residential
159 unit - Quarry Ridge II - Rochester, MN(1)	2012-06-29	$0	$4,591	$4,591
73 unit - Williston Garden Buildings 3 and 4 - Williston, ND(2)	2012-07-31	0	7,058	7,058
20 unit - First Avenue - Minot, ND(3)	2013-04-15	0	2,356	2,356
		0	14,005	14,005
Commercial Healthcare
26,662 sq ft Spring Wind Expansion - Laramie, WY(4)	2012-11-16	0	1,675	1,675
45,222 sq ft Jamestown Medical Office Building - Jamestown, ND(5)	2013-01-01	0	6,597	6,597
		0	8,272	8,272

Commercial Industrial
27,698 sq ft Minot IPS - Minot, ND(6)	2012-12-17	0	4,087	4,087

Commercial Retail
3,702 sq ft Arrowhead First International Bank - Minot, ND(7)	2013-03-19	0	1,165	1,165

Total Development Projects Placed in Service		$0	$27,529	$27,529
(1)
Development property placed in service June 29, 2012. Additional costs paid in fiscal years 2012 and 2011, and land acquired in fiscal year 2007, totaled $13.0 million, for a total project cost at April 30, 2013 of $17.6 million.

(2)
Development property placed in service July 31, 2012. Buildings 1 and 2 were placed in service in fiscal year 2012. Additional costs paid in fiscal year 2012 totaled $12.0 million, for a total project cost at April 30, 2013 of $19.1 million.

(3)	Redevelopment property placed in service April 15, 2013. Additional costs paid in fiscal years 2012 and 2011 totaled approximately $321,000, for a total project cost at April 30, 2013 of $2.7 million.
(4)	Expansion project placed in service November 16, 2012. Additional costs paid in fiscal year 2012 totaled $1.8 million, for a total project cost at April 30, 2013 of $3.5 million.
(5)	Development property placed in service January 1, 2013. Additional costs paid in fiscal year 2012 totaled $1.0 million, for a total project cost at April 30, 2013 of $7.6 million.
(6)	Development property placed in service December 17, 2012. Additional costs paid in fiscal year 2012 totaled $1.8 million, for a total project cost at April 30, 2013 of $5.9 million.
(7)	Development property placed in service March 19, 2013. Additional costs paid in fiscal year 2012 totaled approximately $75,000, for a total project cost at April 30, 2013 of $1.2 million

2013 Annual Report 27

Fiscal 2012 (May 1, 2011 to April 30, 2012)
Acquisitions		(in thousands)
	Date Acquired	Land	Building	Intangible Assets	Acquisition Cost

Multi-Family Residential
147 unit - Regency Park Estates - St. Cloud, MN	2011-08-01	$702	$10,198	$0	$10,900
50 unit - Cottage West Twin Homes - Sioux Falls, SD	2011-10-12	968	3,762	0	4,730
24 unit - Gables Townhomes - Sioux Falls, SD	2011-10-12	349	1,921	0	2,270
36 unit - Evergreen II - Isanti, MN	2011-11-01	691	2,784	0	3,475
116 unit - Grand Gateway - St. Cloud MN	2012-02-16	814	7,086	0	7,900
84 unit - Ashland - Grand Forks, ND	2012-03-16	741	7,569	0	8,310
		4,265	33,320	0	37,585

Commercial Healthcare
17,273 sq. ft Spring Creek American Falls - American Falls, ID	2011-09-01	145	3,870	55	4,070
15,571 sq. ft Spring Creek Soda Springs - Soda Springs, ID	2011-09-01	66	2,134	30	2,230
15,559 sq. ft Spring Creek Eagle - Eagle, ID	2011-09-01	263	3,775	62	4,100
31,820 sq. ft Spring Creek Meridian - Meridian, ID	2011-09-01	424	6,724	102	7,250
26,605 sq. ft Spring Creek Overland - Boise, ID	2011-09-01	687	5,941	97	6,725
16,311 sq. ft Spring Creek Boise - Boise, ID	2011-09-01	708	4,296	71	5,075
26,605 sq. ft Spring Creek Ustick - Meridian, ID	2011-09-01	467	3,833	0	4,300
Meadow Wind Land - Casper, WY	2011-09-01	50	0	0	50
3,431 sq. ft Edina 6525 Drew Ave S - Edina, MN	2011-10-13	388	117	0	505
		3,198	30,690	417	34,305

Unimproved Land
Industrial-Office Build-to-Suit - Minot, ND	2011-09-07	416	0	0	416
Renaissance Heights - Williston, ND	2012-04-11	4,600	0	0	4,600
		5,016	0	0	5,016

Total Property Acquisitions		$12,479	$64,010	$417	$76,906

2013 Annual Report 28

		(in thousands)
Development Projects Placed in Service	Date Placed in Service	Land	Building	Development Cost

Multi-Family Residential
72 unit - Williston Garden Buildings 1 and 2 - Williston, ND(1)	2012-04-27	$700	$8,978	$9,678

Commercial Healthcare
24,795 sq. ft Trinity at Plaza 16 - Minot, ND(2)	2011-09-23	0	5,685	5,685
22,193 sq. ft Meadow Winds Addition - Casper, WY(3)	2011-12-30	0	3,952	3,952
		0	9,637	9,637

Commercial Retail
19,037 sq. ft. Jamestown Buffalo Mall - Jamestown, ND(4)	2011-06-15	0	879	879

Total Development Projects Placed in Service		$700	$19,494	$20,194
(1)	Development property placed in service April 27, 2012. Buildings 3 and 4 of this project are expected to be placed in service during the first quarter of fiscal year 2013.
(2)	Development property placed in service September 23, 2011. Additional costs paid in fiscal year 2011 totaled $3.3 million, for a total project cost at April 30, 2012 of $9.0 million.
(3)	Expansion project placed in service December 30, 2011.
(4)	Construction project placed in service June 15, 2011. Additional costs paid in fiscal year 2011 totaled $1.4 million, for a total project cost at April 30, 2012 of $2.3 million.
Property Dispositions
During fiscal year 2013, the Company disposed of three multi-family residential properties, one retail property, one healthcare property and four condominium units for an aggregate sales price of $26.3 million, compared to dispositions totaling $3.2 million in fiscal year 2012. The fiscal year 2013 and 2012 dispositions are detailed below.
Fiscal 2013 (May 1, 2012 to April 30, 2013)
		(in thousands)
Dispositions	Date Disposed	Sales Price	Book Value and Sales Cost	Gain/(Loss)

Multi-Family Residential
116 unit - Terrace on the Green - Fargo, ND	2012-09-27	$3,450	$1,248	$2,202
85 unit - Prairiewood Meadows - Fargo, ND	2012-09-27	3,450	2,846	604
66 unit - Candlelight - Fargo, ND	2012-11-27	1,950	1,178	772
		8,850	5,272	3,578

Commercial Retail
16,080 sq ft Kentwood Thomasville - Kentwood, MI	2012-06-20	625	692	(67)

Commercial Healthcare
47,950 sq ft Steven's Pointe -Steven's Point, WI	2013-04-25	16,100	12,667	3,433

Other
Georgetown Square Condominiums 5 and 6	2012-06-21	330	336	(6)
Georgetown Square Condominiums 3 and 4	2012-08-02	368	421	(53)
		698	757	(59)

Total Property Dispositions		$26,273	$19,388	$6,885
2013 Annual Report 29

Fiscal 2012 (May 1, 2011 to April 30, 2012)
		(in thousands)
Dispositions	Date Disposed	Sales Price	Book Value and Sales Cost	Gain/(Loss)

Commercial Retail
41,200 sq ft. Livingstone Pamida - Livingston, MT	2011-08-01	$2,175	$1,586	$589
12,556 sq ft. East Grand Station – East Grand Forks, MN	2012-03-03	1,062	1,302	(240)

Total Property Dispositions		$3,237	$2,888	$349

Development and Re-Development Projects
The following tables provide additional detail, as of April 30, 2013 and 2012, on the Company's in-service (completed) development and re-development projects, and development and re-development projects in progress. All of these projects are excluded from the stabilized pool. The Company measures initial yield on its development projects upon completion and achievement of target lease-up levels by measuring net operating income from the development against the cost of the project. Estimated initial yields on the projects listed below range from an estimated approximate 5.50% to an estimated approximate 13% initial yield. While development costs in the Company's markets in the energy-impacted region of western and central North Dakota are significantly higher than in other Company markets, the Company continues to experience heightened tenant demand, low vacancy, and rent growth in this region, and accordingly actual initial yields upon project completion for projects in these markets have been trending higher than the estimated initial yields forecast at the project underwriting stage. For example, the Company estimated an approximately 11.94% initial yield for its Williston Garden Apartments project in Williston, North Dakota; the Company calculates that actual initial yield after project completion and target lease-up was approximately 17.45%.  The Company expects these trends of heightened tenant demand and low vacancy to continue to affect yields on its development projects in the region.
Projects Completed in Fiscal Year 2013
			(in thousands)
Project Name and Location	Total Rentable Square Feet or Number of Units	Percentage Leased or Committed	Anticipated Total Project Cost(1)	Costs as of April 30, 2013(1)	Cost per Square Foot or Unit(1)	Construction Completion Date	Anticipated Date of Stabilization
First Avenue - Minot, ND	Convert 15,000 sf. commercial office to 20 multi-family residential units	100%	$3,000	$2,900	$150,000	4th Quarter Fiscal 2013	1st Quarter Fiscal 2015
Quarry Ridge II - Rochester, MN	159 unit apartment building	98.7%	16,600	16,600	104,403	1st Quarter Fiscal 2013	1st Quarter Fiscal 2015
Williston Garden - Williston, ND	144 unit apartment building	99.3%	19,100	19,100	132,639	1st Quarter Fiscal 2013	1st Quarter Fiscal 2015
Jamestown Medical Office Building - Jamestown, ND	45,222 square foot commercial healthcare building	80.5%	7,600	7,600	168	3rd Quarter Fiscal 2013	1st Quarter Fiscal 2015
Spring Wind Expansion - Laramie, WY	26,662 square foot commercial healthcare expansion	100%	3,500	3,500	131	3rd Quarter Fiscal 2013	n/a
Minot IPS - Minot, ND	27,698 square foot commercial industrial building	100%	6,400	5,900	231	3rd Quarter Fiscal 2013	1st Quarter Fiscal 2015
Arrowhead First International Bank - Minot, ND	3,700 square foot commercial retail building	100%	1,700	1,600	459	4th Quarter Fiscal 2013	1st Quarter Fiscal 2015
(1)	Excludes tenant improvements and leasing commissions.
2013 Annual Report 30

Projects in Progress at April 30, 2013
			(in thousands)
Project Name and Location	Total Rentable Square Feet or # of Units	Percentage Leased or Committed	Anticipated Total Cost	Cost to Date	Anticipated Construction Completion
River Ridge - Bismarck, ND	146 unit apartment building	16.4%	$25,800	$13,200	2nd Quarter Fiscal 2014
Cypress Court Apartment Development - St. Cloud, MN(1)	132 unit apartment building	20.0%	14,300	6,500	2nd Quarter Fiscal 2014
Landing at Southgate - Minot, ND(2)	three 36 unit apartment buildings	12.0%	15,000	7,400	2nd Quarter Fiscal 2014
Commons at Southgate - Minot, ND(2)	233 unit apartment building	0%	37,200	6,500	1st Quarter Fiscal 2015
Renaissance Heights I - Williston, ND(3)	288 unit apartment building	0%	62,200	10,100	2nd Quarter Fiscal 2015
Arcata - Golden Valley, MN	165 unit apartment building	0%	33,400	2,700	3rd Quarter Fiscal 2015
Other	n/a	n/a	n/a	400	n/a
			$187,900	$46,800
(1)	The Company is a 79% partner in the joint venture entity constructing this property; the anticipated total cost amount given is the total cost to the joint venture entity.
(2)	The Company is a 51% partner in the joint venture entity constructing these properties; the anticipated total cost amount given is the total cost to the joint venture entity
(3)	The Company is a 70% partner in the joint venture entity constructing this property; the anticipated total cost amount given is the total cost to the joint venture entity
Projects Completed in Fiscal Year 2012 (all information presented as of April 30, 2012)
			(in thousands)
Project Name and Location	Total Rentable Square Feet or Number of Units	Percentage Leased or Committed	Anticipated Total Project Cost(1)	Costs as of April 30, 2012(1)	Cost per Square Foot or Unit(1)	Construction Completion Date	Anticipated Date of Stabilization
Buffalo Mall Theater - Jamestown, ND	19,037 square foot commercial retail building	100%	$2,300	$2,300	$121	1st Quarter Fiscal 2012	1st Quarter Fiscal 2014
Trinity at Plaza 16 - Minot, ND	24,795 square foot commercial healthcare building	100%	9,700	9,000	391	2nd Quarter Fiscal 2012	1st Quarter Fiscal 2014
Meadow Winds Addition - Casper, WY	22,193 square foot commercial healthcare building	100%	4,500	4,000	203	3rd Quarter Fiscal 2012	n/a
Williston Garden Buildings 1 and 2 - Williston, ND	72 unit apartment building	98.6%	9,700	9,700	134,722	4th Quarter Fiscal 2012	1st Quarter Fiscal 2014
(1)	Excludes tenant improvements and leasing commissions.
2013 Annual Report 31

Projects in Progress at April 30, 2012 (all information presented as of April 30, 2012)
			(in thousands)
Project Name and Location	Total Rentable Square Feet or # of Units	Percentage Leased or Committed	Anticipated Total Cost	Cost to Date	Anticipated Construction Completion
Williston Garden Buildings 3 and 4 - Williston, ND	72 unit apartment building	100%	$9,700	$4,700	1st Quarter Fiscal 2013
Spring Wind Expansion - Laramie, WY	26,662 square foot commercial healthcare expansion	100%	3,800	1,800	1st Quarter Fiscal 2013
Quarry Ridge II - Rochester, MN	159 unit apartment building	42.0%	18,300	15,400	1st Quarter Fiscal 2013
Minot IPS - Minot, ND	27,698 square foot commercial industrial building	100%	5,800	2,300	2nd Quarter Fiscal 2013
Jamestown Medical Office Building - Jamestown, ND	45,222 square foot commercial healthcare building	89.0%	9,200	1,600	3rd Quarter Fiscal 2013
First Avenue - Minot, ND	Convert 15,000 sf. commercial office to 20 multi-family residential units	0%	3,000	300	4th Quarter Fiscal 2013
Other	n/a	n/a	n/a	1,500	n/a
			$49,800	$27,600

Funds From Operations
IRET considers Funds from Operations ("FFO") a useful measure of performance for an equity REIT. IRET uses the definition of FFO adopted by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT"). NAREIT defines FFO to mean "net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis." In addition, in October 2011 NAREIT clarified its computation of FFO so as to exclude impairment charges for all periods presented. Because of limitations of the FFO definition adopted by NAREIT, IRET has made certain interpretations in applying the definition. IRET believes all such interpretations not specifically provided for in the NAREIT definition are consistent with the definition.
IRET management considers that FFO, by excluding depreciation costs, the gains or losses from the sale of operating real estate properties and extraordinary items as defined by GAAP, is useful to investors in providing an additional perspective on IRET's operating results. Historical cost accounting for real estate assets in accordance with GAAP assumes, through depreciation, that the value of real estate assets decreases predictably over time.  However, real estate asset values have historically risen or fallen with market conditions.  NAREIT's definition of FFO, by excluding depreciation costs, reflects the fact that depreciation charges required by GAAP may not reflect underlying economic realities. Additionally, the exclusion, in NAREIT's definition of FFO, of gains and losses from the sales of previously depreciated operating real estate assets, assists IRET management and investors in identifying the operating results of the long-term assets that form the core of IRET's investments, and assists in comparing those operating results between periods.  FFO is used by IRET's management and investors to identify trends in occupancy rates, rental rates and operating costs.
While FFO is widely used by REITs as a primary performance metric, not all real estate companies use the same definition of FFO or calculate FFO in the same way. Accordingly, FFO presented here is not necessarily comparable to FFO presented by other real estate companies.
FFO should not be considered as an alternative to net income as determined in accordance with GAAP as a measure of IRET's performance, but rather should be considered as an additional, supplemental measure, and should be viewed in conjunction with net income as presented in the consolidated financial statements included in this report. FFO does not represent cash generated from operating activities in accordance with GAAP, and is not necessarily indicative of sufficient cash flow to fund all of IRET's needs or its ability to service indebtedness or make distributions.
2013 Annual Report 32

FFO applicable to common shares and limited partnership units for the fiscal year ended April 30, 2013 was $78.9 million, compared to $67.3 million and $62.2 million for the fiscal years ended April 30, 2012 and 2011, respectively.
Reconciliation of Net Income Attributable to Investors Real Estate Trust to Funds From Operations
For the years ended April 30, 2013, 2012 and 2011:
	(in thousands, except per share and unit amounts)
Fiscal Years Ended April 30,	2013				2012				2011
	Amount	Weighted Avg Shares and Units(2)	Per Share and Unit(3)		Amount	Weighted Avg Shares and Units(2)	Per Share and Unit(3)		Amount	Weighted Avg Shares and Units(2)	Per Share and Unit(3)

Net income attributable to Investors Real Estate Trust	$25,530		$		$8,212		$		$20,082		$
Less dividends to preferred shareholders	(9,229)				(2,372)				(2,372)
Net income available to common shareholders	16,301	93,344		0.17	5,840	83,557		0.07	17,710	78,628		0.22
Adjustments:
Noncontrolling interests – Operating Partnership	3,633	21,191			1,359	19,875			4,449	20,154
Depreciation and amortization(1)	65,542				60,057				59,402
Impairment of real estate	305				428				0
Gains on depreciable property sales	(6,885)				(349)				(19,365)
Funds from operations applicable to common shares and Units	$78,896	114,535		$0.69	$67,335	103,432		$0.65	$62,196	98,782		$0.63
(1)	Real estate depreciation and amortization consists of the sum of depreciation/amortization related to real estate investments and amortization related to non-real estate investments from the Consolidated Statements of Operations, totaling $64,399, $58,737 and $56,852 and depreciation/amortization from Discontinued Operations of $1,350, $1,587 and $2,822, less corporate-related depreciation and amortization on office equipment and other assets of $207, $267 and $272 for the fiscal year ended April 30, 2013, 2012 and 2011.
(2)	UPREIT Units of the Operating Partnership are exchangeable for common shares of beneficial interest on a one-for-one basis.
(3)	Net income is calculated on a per share basis. FFO is calculated on a per share and unit basis.
Cash Distributions
The following cash distributions were paid to our common shareholders and UPREIT unitholders during fiscal years 2013, 2012 and 2011:
	Fiscal Years
Quarters	2013	2012	2011
First	$.1300	$.1715	$.1715
Second	.1300	.1300	.1715
Third	.1300	.1300	.1715
Fourth	.1300	.1300	.1715
	$.5200	$.5615	$.6860
The fiscal year 2013 cash distributions decreased 7.4% over the cash distributions paid during fiscal year 2012, and fiscal year 2012 cash distributions decreased 18.1% over the cash distributions paid during fiscal year 2011.
Liquidity and Capital Resources
Overview
The Company's principal liquidity demands are maintaining distributions to the holders of the Company's common and preferred shares of beneficial interest and UPREIT Units, capital improvements and repairs and maintenance to the Company's properties, acquisition of additional properties, property development, tenant improvements and debt service and repayments.
2013 Annual Report 33

The Company has historically met its short-term liquidity requirements through net cash flows provided by its operating activities, and, from time to time, through draws on its lines of credit. Management considers the Company's ability to generate cash from property operating activities, cash-out refinancing of existing properties and, from time to time, draws on its line of credit to be adequate to meet all operating requirements and to make distributions to its shareholders in accordance with the REIT provisions of the Internal Revenue Code. Budgeted expenditures for ongoing maintenance and capital improvements and renovations to our real estate portfolio are also generally expected to be funded from existing cash on hand, cash flow generated from property operations, cash-out refinancing of existing properties, and/or new borrowings, and the Company believes it will have sufficient cash to meet its commitments over the next twelve months. However, the commercial real estate markets continue to experience challenges including reduced occupancies and rental rates as well as some restrictions on the availability of financing. In the event of deterioration in property operating results, or absent the Company's ability to successfully continue cash-out refinancing of existing properties and/or new borrowings, the Company may need to consider additional cash preservation alternatives, including scaling back development activities, capital improvements and renovations. Budgeted expenditures for ongoing maintenance and capital improvements and renovations at our properties are also generally expected to be funded from existing cash on hand, cash flow generated from property operations, cash-out refinancing of existing properties, and/or new borrowings, and the Company believes it will have sufficient cash to meet its commitments over the next twelve months, including an estimated $23.9 million in capital expenditures (excluding capital expenditures recoverable from tenants and tenant improvements). For the fiscal year ended April 30, 2013, the Company paid distributions of $46.8 million in cash and $12.4 million in common shares pursuant to our DRIP to common shareholders and unitholders of the Operating Partnership, as compared to net cash provided by operating activities of $77.7 million and FFO of $78.9 million.
To the extent the Company does not satisfy its long-term liquidity requirements, which consist primarily of maturities under the Company's long-term debt, construction and development activities and potential acquisition opportunities, through net cash flows provided by operating activities and its credit facilities, the Company intends to satisfy such requirements through a combination of funding sources which the Company believes will be available to it, including the issuance of UPREIT Units, additional common or preferred equity, proceeds from the sale of properties, and additional long-term secured or unsecured indebtedness.  However, our ability to raise funds through the sale of equity securities, the sale of properties, and additional long-term secured or unsecured borrowings is dependent on, among other things, general economic conditions, general market conditions for REITs, our operating performance, and the current trading price of our common shares, and the capital and debt markets may not consistently be available at all or on terms that we consider attractive. In particular, as a result of the economic downturn and turmoil in the capital markets, the availability of secured and unsecured loans was for a time sharply curtailed. We cannot predict whether these conditions will recur. As a result of general economic conditions in our markets, economic downturns affecting the ability to attract and retain tenants, unfavorable fluctuations in interest rates or our share price, unfavorable changes in the supply of competing properties, or our properties not performing as expected, we may not generate sufficient cash flow from operations or otherwise have access to capital on favorable terms, or at all. If we are unable to obtain capital from other sources, we may not be able to pay the distribution required to maintain our status as a REIT, make required principal and interest payments, make strategic acquisitions or make necessary routine capital improvements or undertake re-development opportunities with respect to our existing portfolio of operating assets. In addition, if a property is mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, the holder of the mortgage could foreclose on the property, resulting in loss of income and asset values.
Sources and Uses of Cash
As of April 30, 2013, the Company had one secured line of credit with First International Bank and Trust, Watford City, North Dakota, as lead bank. This line of credit matures on August 12, 2014, and had, as of April 30, 2013, lending commitments of $60.0 million. Participants in this secured credit facility as of April 30, 2013 included, in addition to First International Bank, the following financial institutions:  The Bank of North Dakota; First Western Bank and Trust; Dacotah Bank; United Community Bank of North Dakota; American State Bank & Trust Company and Town & Country Credit Union. As of April 30, 2013, the Company had advanced $10.0 million under the line of credit. The line of credit has a minimum outstanding principal balance requirement of $10.0 million. The interest rate on borrowings under the facility is the Wall Street Journal Prime Rate +1.25%, with a floor of 5.15% and a cap of 8.65%; interest-only payments are due monthly based on the total amount of advances outstanding. The line of credit may be prepaid at par at any time. The facility includes covenants and restrictions requiring the Company to achieve on a calendar quarter basis a debt service coverage ratio on borrowing base collateral of 1.25x in the aggregate and 1.00x on individual assets in the collateral pool, and the Company is also required to maintain minimum depository account(s) totaling $6.0 million with First International, of which $1.5 million is to be held in a
2013 Annual Report 34

non-interest bearing account. As of April 30, 2013, 23 properties with a total cost of $117.3 million collateralized this line of credit. As of April 30, 2013, the Company believes it is in compliance with the facility covenants.
The Company maintains compensating balances, not restricted as to withdrawal, with several financial institutions in connection with financing received from those institutions and/or to ensure future credit availability. At April 30, 2013, the Company's compensating balances totaled $8.9 million and consisted of the following: Dacotah Bank, Minot, North Dakota, deposit of $350,000; United Community Bank, Minot, North Dakota, deposit of $275,000; Commerce Bank, A Minnesota Banking Corporation, deposit of $250,000; First International Bank, Watford City, North Dakota, deposit of $6.1 million; Peoples State Bank of Velva, North Dakota, deposit of $225,000; Equity Bank, Minnetonka, Minnesota, deposit of $300,000; Associated Bank, Green Bay, Wisconsin, deposit of $500,000; Venture Bank, Eagan, Minnesota, deposit of $500,000; and American National Bank, Omaha, Nebraska, deposit of $400,000.
On April 1, 2013 the Company terminated its existing at-the-market ("ATM") equity program under which the Company from time to time offered and sold common shares to fund acquisitions and development and redevelopment projects, to repay outstanding debt, and for other general corporate purposes. For the three months ended April 30, 2013, the Company issued no common shares under this program. During the fiscal year ended April 30, 2013, the Company issued 300,000 common shares at a weighted average price per share of $7.24 for net cash proceeds of $2.1 million, and paid approximately $43,000 in commissions related to the sales of these common shares. During fiscal year 2012, the Company issued 3.3 million common shares under this program at a weighted average price per share of $7.48 for net cash proceeds of $24.0 million, and paid approximately $490,000 in commissions related to the sales of these common shares. The Company currently has no ATM equity program in place.
During fiscal year 2013, economic conditions in the United States continued to improve and credit markets continued to be stable, with credit availability relatively unconstrained and benchmark interest rates remaining at or near historic lows. Underwriting on commercial real estate continues to be more conservative compared to the underwriting standards employed prior to the recessionary period, however, and we continue to find recourse security more frequently required, lower amounts of proceeds available, and lenders limiting the amount of financing available in an effort to manage capital allocations and credit risk.  While we continue to expect to be able to refinance our maturing debt without significant issues, we also expect lenders to continue to employ conservative underwriting regarding asset quality, occupancy levels and tenant creditworthiness.  As we were in regard to fiscal year 2013, we remain cautious regarding our ability in fiscal year 2014 to rely on cash-out refinancing at levels we had achieved in recent years to provide funds for investment opportunities and other corporate purposes. Additionally, while to date there has been no material negative impact on our ability to borrow in our multi-family segment, we continue to monitor proposals to modify the roles of the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Federal National Mortgage Association (Fannie Mae) in financing multi-family residential properties. We consider that one of the consequences of a modification in the agencies' roles could potentially be a narrowing of their lending focus away from the smaller secondary or tertiary markets which we generally target, to multi-family residential properties in major metropolitan markets. IRET obtains a majority of its multi-family debt from primarily Freddie Mac, and we continue to plan to refinance a majority of our maturing multi-family debt with these two entities, so any change in their ability or willingness to lend going forward would most likely result in higher loan costs and/or more constricted availability of financing for us. As of April 30, 2013, approximately 39.0%, or $14.5 million of our mortgage debt maturing in the next twelve months is placed on multi-family residential assets, and approximately 61.0%, or $22.7 million, is placed on properties in our four commercial segments. Mortgage debt maturing in the first two quarters of fiscal year 2014 totals approximately $16.2 million under mortgage loans secured by properties in Minnesota; of this amount $1.0 million was paid off on May 1, 2013. The Company typically seeks to refinance its maturing mortgage debt, although under certain circumstances the Company may choose to repay the debt rather than refinance, depending on the loan amount outstanding, Company plans for the property securing the debt, interest rates and other loan terms available, and other factors specific to a particular property. Under present market conditions, the Company currently expects to be able to refinance its individual mortgage loans maturing in the next twelve months, should it choose to refinance rather than pay off some or all of these loans.
IRET during fiscal year 2013 acquired properties with an investment cost totaling $135.8 million.  In fiscal year 2013, IRET disposed of three multi-family residential properties, one retail property, one healthcare property, and four condominium units for sales prices totaling approximately $26.3 million, compared to dispositions totaling $3.2 million in fiscal year 2012.
2013 Annual Report 35

The Company has a Distribution Reinvestment and Share Purchase Plan ("DRIP"). The DRIP provides common shareholders and UPREIT Unitholders of the Company an opportunity to invest their cash distributions in common shares of the Company, and purchase additional shares through voluntary cash contributions, at a discount (currently 3%) from the market price. The maximum monthly voluntary cash contribution permitted without prior Company approval is currently $10,000. The Company can issue waivers to DRIP participants to provide for investments in excess of the $10,000 maximum monthly investment. During fiscal year 2013, the Company issued approximately 755,000 shares at an average price of $7.94 per share pursuant to such waivers, for total net proceeds to the Company of $6.0 million. During fiscal year 2013, 5.3 million common shares with a total value of $43.1 million were issued under the DRIP plan, with an additional 4.8 million common shares with a total value of $34.3 million issued during fiscal year 2012, and 1.7 million common shares with a total value of $14.5 million issued during fiscal year 2011.
The issuance of UPREIT Units for property acquisitions continues to be a source of capital for the Company. During fiscal year 2013, 1.6 million units, valued at issuance at $12.6 million, were issued in connection with the Company's acquisition of property. Approximately 1.0 million units, valued at issuance at $8.1 million, and approximately 555,000 units, valued at issuance at $5.0 million, respectively, were issued in connection with property acquisitions during fiscal years 2012 and 2011.
As a result of the issuance of common shares pursuant to our shelf registration statement and distribution reinvestment plan, net of fractional shares repurchased, the Company's equity capital increased during fiscal 2013 by $99.0 million. Additionally, the equity capital of the Company increased by $12.6 million as a result of contributions of real estate in exchange for UPREIT units, as summarized above, resulting in a total increase in equity capital of $111.6 million from these sources during fiscal year 2013. The Company's equity capital increased by $67.3 million and $36.2 million in fiscal years 2012 and 2011, respectively, as a result of the issuance of common shares pursuant to our shelf registration statement and distribution reinvestment plan, net of fractional shares repurchased, and contributions of real estate in exchange for UPREIT units.
Cash and cash equivalents on April 30, 2013 totaled $94.1 million, compared to $40.0 million and $41.2 million on the same date in 2012 and 2011, respectively. Net cash provided by operating activities increased to $77.7 million in fiscal year 2013 from $65.1 million in fiscal year 2012 due primarily to an increase in net income. Net cash provided by operating activities increased to $65.1 million in fiscal year 2012 from $58.8 million in fiscal year 2011 due primarily to an increase in net income from continuing operations due to acquisitions and increased occupancy.
Net cash used by investing activities increased to $134.1 million in fiscal year 2013, compared to $128.3 million in fiscal year 2012. Net cash provided by investing activities was $11.7 million in fiscal year 2011. The increase in net cash used by investing activities in fiscal year 2013 compared to fiscal year 2012 was due primarily to an increase in payments for acquisitions of real estate assets and a decrease in refunds from lender holdbacks, net of an increase in proceeds from the sale of discontinued operations. The increase in net cash used by investing activities in fiscal year 2012 compared to fiscal year 2011 was primarily a result of a decrease in proceeds from the sale of real estate coupled with an increase in expenditures for acquisitions and improvements of real estate investments. Net cash provided by financing activities increased to $110.6 million in fiscal 2013, compared to $61.9 million in fiscal year 2012, due primarily to proceeds from a public offering of preferred shares and a public offering of common shares, net of an increase in principal payments on mortgages payable, a decrease in mortgage proceeds and the pay down of the Company's line of credit. Net cash provided by financing activities during fiscal year 2012 was $61.9 million, compared to $84.1 million used by financing activities during fiscal year 2011, with the change due primarily to a decrease in principal payments on mortgages payable.
Financial Condition
Mortgage Loan Indebtedness. Mortgage loan indebtedness was $1.0 billion on April 30, 2013 and April 30, 2012. Approximately 97.5% of such mortgage debt is at fixed rates of interest, with staggered maturities. This limits the Company's exposure to changes in interest rates, which minimizes the effect of interest rate fluctuations on the Company's results of operations and cash flows. As of April 30, 2013, the weighted average rate of interest on the Company's mortgage debt was 5.55% compared to 5.78% on April 30, 2012.
Revolving lines of credit. As of April 30, 2013, the Company had one secured line of credit with First International Bank and Trust, Watford City, North Dakota, as lead bank. This line of credit matures on August 12, 2014, and had, as of April 30, 2013, lending commitments of $60.0 million. Participants in this secured credit facility as of April
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30, 2013 included, in addition to First International Bank, the following financial institutions:  The Bank of North Dakota; First Western Bank and Trust; Dacotah Bank; United Community Bank of North Dakota; American State Bank & Trust Company and Town & Country Credit Union. As of April 30, 2013, the Company had advanced $10.0 million under the line of credit. The line of credit has a minimum outstanding principal balance requirement of $10.0 million. The interest rate on borrowings under the facility is the Wall Street Journal Prime Rate +1.25%, with a floor of 5.15% and a cap of 8.65%; interest-only payments are due monthly based on the total amount of advances outstanding. The line of credit may be prepaid at par at any time. The facility includes covenants and restrictions requiring the Company to achieve on a calendar quarter basis a debt service coverage ratio on borrowing base collateral of 1.25x in the aggregate and 1.00x on individual assets in the collateral pool, and the Company is also required to maintain minimum depository account(s) totaling $6.0 million with First International, of which $1.5 million is to be held in a non-interest bearing account. As of April 30, 2013, 23 properties with a total cost of $117.3 million collateralized this line of credit. As of April 30, 2013, the Company believes it is in compliance with the facility covenants.
Property Owned. Property owned was $2.0 billion and $1.9 billion at April 30, 2013 and 2012, respectively. Acquisitions, developments and improvements to existing properties in fiscal year 2013, partially offset by fiscal year 2013 dispositions, resulted in the net increase in property owned as of April 30, 2013 compared to April 30, 2012.
Cash and Cash Equivalents. Cash and cash equivalents on April 30, 2013 totaled $94.1 million, compared to $40.0 million on April 30, 2012. The increase in cash on hand on April 30, 2013, as compared to April 30, 2012, was due primarily to the issuance of preferred shares of beneficial interest.
Other Investments. Other investments, consisting of bank certificates of deposit, increased slightly to approximately $639,000 on April 30, 2013, from $634,000 on April 30, 2012.
Operating Partnership Units. Outstanding limited partnership units in the Operating Partnership increased to 21.6 million units on April 30, 2013, compared to 20.3 million units on April 30, 2012. The increase in units outstanding at April 30, 2013 as compared to April 30, 2012, resulted from the issuance of units in exchange for property, net of the conversion of units to shares.
Common and Preferred Shares of Beneficial Interest. Common shares of beneficial interest outstanding on April 30, 2013 totaled 101.5 million, compared to 89.5 million common shares outstanding on April 30, 2012. This increase in common shares outstanding from April 30, 2012 to April 30, 2013 was due to the issuance of common shares in a public offering, in ATM equity program sales, in exchange for limited partnership interests of the Company's Operating Partnership, and under the Company's distribution reinvestment plan.
On April 5, 2013, the Company completed the public offering of approximately 6.0 million common shares of beneficial interest at a public offering price of $9.25 per share, for net proceeds of approximately $53.0 million after underwriting discounts and estimated offering expenses. The Company contributed the net proceeds from the sale of common shares to the Operating Partnership for general business purposes, including the acquisition and development of income-producing real estate properties and debt repayment. The common shares were registered under a shelf registration statement declared effective on May 4, 2010, and which expired on May 4, 2013.
During fiscal year 2013, IRET issued 300,000 common shares under its ATM equity program with BMO Capital Markets Corp. as sales agent, for net proceeds (before offering expenses but after underwriting discounts and commissions) of $2.1 million, used for general corporate purposes including the acquisition and development of investment properties. The Company issued approximately 5.3 million common shares pursuant to its Distribution Reinvestment and Share Purchase Plan during fiscal year 2013, for a total value of approximately $43.1 million. Conversions of approximately 317,000 UPREIT Units to common shares during fiscal year 2013, for a total of approximately $1.6 million in IRET shareholders' equity, also increased the Company's common shares of beneficial interest outstanding during the twelve months ended April 30, 2013 compared to the twelve months ended April 30, 2012.
On August 7, 2012, the Company completed the public offering of 4.6 million Series B Cumulative Redeemable Preferred Shares of Beneficial Interest ("Series B preferred shares") at a price of $25.00 per share for net proceeds of approximately $111.2 million after underwriting discounts and estimated offering expenses.  These shares are nonvoting and redeemable for cash at $25.00 per share at the Company's option on or after August 7, 2017. Holders
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of these shares are entitled to cumulative distributions, payable quarterly (as and if declared by the Board of Trustees). Distributions accrue at an annual rate of $1.9875 per share, which is equal to 7.95% of the $25.00 per share liquidation preference ($115 million liquidation preference in the aggregate).  The Company contributed the net proceeds from the sale to the Operating Partnership for general business purposes, including the acquisition and development of income-producing real estate properties and debt repayment, in exchange for 4.6 million Series B preferred units, which carry terms that are substantially the same as the Series B preferred shares. On August 7, 2012, the Operating Partnership used a portion of the proceeds of the offering of Series B preferred shares to repay $34.5 million in borrowings under its multi-bank line of credit, reducing outstanding borrowings under the line of credit from $44.5 million to $10.0 million. The Series B preferred shares were registered under a shelf registration statement declared effective on July 12, 2012. This shelf has since been terminated, upon the Company's filing of a new shelf registration statement. As of April 30, 2013, the Company had 1.2 million Series A preferred shares and 4.6 million Series B preferred shares outstanding.
Contractual Obligations and Other Commitments
The primary contractual obligations of the Company relate to its borrowings under its line of credit and mortgage notes payable. The Company's line of credit matures in August 2014, and had $10.0 million in loans outstanding at April 30, 2013. The principal and interest payments on the mortgage notes payable for the years subsequent to April 30, 2013, are included in the table below as "Long-term debt." Interest due on variable rate mortgage notes is calculated using rates in effect on April 30, 2013. The "Other Debt" category consists of principal and interest payments on construction loans and an unsecured promissory note issued by the Company to the sellers of an office/warehouse property located in Minnesota (a portion of the purchase price was paid by the Company in the form of a $1.0 million promissory note with a ten-year term; if the tenant defaults in the initial terms of the lease, the then-current balance of the promissory note is forfeited to the Company).
As of April 30, 2013, the Company was a tenant under operating ground or air rights leases on twelve of its properties. The Company pays a total of approximately $500,000 per year in rent under these leases, which have remaining terms ranging from 2.5 to 88 years, and expiration dates ranging from October 2015 to October 2100.
Purchase obligations of the Company represent those costs that the Company is contractually obligated to pay in the future. The Company's significant purchase obligations as of April 30, 2013, which the Company expects to finance through debt and operating cash, are summarized in the following table. The significant components in the purchase obligation category are costs for construction and expansion projects and capital improvements at the Company's properties. Purchase obligations that are contingent upon the achievement of certain milestones are not included in the table below, nor are service orders or contracts for the provision of routine maintenance services at our properties, such as landscaping and grounds maintenance, since these arrangements are generally based on current needs, are filled by our service providers within short time horizons, and may be cancelled without penalty. The expected timing of payment of the obligations discussed below is estimated based on current information.
	(in thousands)
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Long-term debt (principal and interest)	$1,338,330	$122,155	$301,797	$353,432	$560,946
Line of credit (principal and interest)(1)	$10,671	$481	$10,190	$0	$0
Other Debt (principal and interest)	$19,264	$755	$17,633	$187	$689
Operating Lease Obligations	$24,053	$504	$983	$899	$21,667
Purchase Obligations	$7,495	$7,495	$0	$0	$0
(1)	The future interest payments on the Company's line of credit were estimated using the outstanding principal balance and interest rate in effect as of April 30, 2013.
Off-Balance-Sheet Arrangements
As of April 30, 2013, the Company had no significant off-balance-sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.
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Recent Developments
Common and Preferred Share Distributions. On July 1, 2013, the Company paid a distribution of 51.56 cents per share on the Company's Series A Cumulative Redeemable Preferred Shares, to preferred shareholders of record on June 14, 2013. On July 1, 2013, the Company paid a distribution of 49.68 cents per share on the Company's Series B Cumulative Redeemable Preferred Shares, to preferred shareholders of record on June 14, 2013. On July 1, 2013, the Company paid a distribution of 13.00 cents per share on the Company's common shares of beneficial interest, to common shareholders and UPREIT unitholders of record on June 14, 2013.
Completed Acquisitions and Dispositions.  Subsequent to the end of fiscal year 2013, on May 1, 2013, the Company closed on its acquisition of a 71-unit multi-family residential property in Rapid City, South Dakota, for a purchase price totaling $6.2 million, of which approximately $2.9 million was paid in cash and the remainder in limited partnership units of the Operating Partnership valued at approximately $3.3 million. On May 21, 2013, the Company closed on its acquisition of an approximately 0.69-acre parcel of land in Minot, North Dakota for a purchase price of approximately $171,000.
On May 13, 2013, the Company sold four industrial properties: Bodycote Industrial Building in Eden Prairie, Minnesota; Metal Improvement Company in New Brighton, Minnesota; Roseville 2929 Long Lake Road in Roseville, Minnesota and Fargo 1320 45th Street N in Fargo, North Dakota for a total sale price of $19.5 million. On May 14, 2013, the Company sold a retail property in Eagan, Minnesota, for a sale price of approximately $2.3 million.
Pending Acquisitions.  Subsequent to the end of fiscal year 2013, the Company signed purchase agreements to acquire the following properties; all of these pending acquisitions are subject to various closing conditions and contingencies, and no assurances can be given that any of these acquisitions will be completed:
•
A multi-family residential property in Grand Forks, North Dakota with 96 units, for a purchase price of $10.6 million, of which approximately $560,000 would be paid through the issuance of limited partnership units of the Operating Partnership with the remainder in cash and

•	An approximately 9-acre parcel of vacant land in Jamestown, North Dakota for a purchase of approximately $700,000 to be paid in cash.
Pending Dispositions.  The Company has signed agreements to sell the following properties; all of these pending dispositions are subject to various closing conditions and contingencies, and no assurances can be given that any or all of these transactions will be completed on the terms currently expected, or at all:
•	the Company's 121,669-square foot Bloomington Business Plaza commercial office property in Bloomington, Minnesota for a sale price of $4.5 million;
•	the 322,751-square foot Brooklyn Park 7401 Boone Avenue commercial industrial property in Brooklyn Park, Minnesota for a sale price of $12.8 million;
•	the 50,400-square foot Cedar Lake Business Center commercial industrial property in St. Louis Park, Minnesota for a sale price of $2.6 million;
•	the 118,125-square foot Nicollett VII commercial office property in Burnsville, Minnesota for a sale price of $7.2 million;
•	the 42,929-square foot Pillsbury Business Center commercial office property in Bloomington, Minnesota for a sale price of $1.3 million;
•	the 42,510-square foot Clive 2075 NW 94th Street commercial industrial property in Clive, Iowa for a sale price of $2.7 million and
•	the 606,006-square foot Dixon Avenue Industrial Park commercial industrial property in Des Moines, Iowa for a sale price of $14.7 million.

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